Exhibit 99.4

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

Fraternity Federal

Savings and Loan Association

Baltimore, Maryland

Conversion Valuation Appraisal Report

Valued as of December 3, 2010

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

December 3, 2010

Board of Directors

Fraternity Federal Savings and Loan Association

764 Washington Boulevard

Baltimore, Maryland 21230

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Fraternity Federal Savings and Loan Association (“Fraternity Federal” or the “Association”) in connection with the simultaneous conversion of the Association from the mutual to stock form of ownership, the issuance of the Association’s capital stock to Fraternity Community Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Association, employee benefit plans of the Association, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Association’s regulatory filing of the amended Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Association that included discussions with the Association’s management, the Association’s legal counsel, Kilpatrick Stockton LLP, and the Association’s independent auditor, Stegman & Company. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Association’s representation that the information contained in the Application and additional evidence furnished to us by the Association and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Association and its independent auditor, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association. Our original Appraisal, dated October 12, 2010, is incorporated herein by reference.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fraternity Federal Savings and Loan Association

December 3, 2010

Page Two

It is our opinion that, as of December 3, 2010, the estimated aggregate pro forma market value of the Association was within a range (the “Valuation Range”) of $10,200,000 to $13,800,000 with a midpoint of $12,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $15,870,000. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 1,020,000 shares, a midpoint of 1,200,000 shares, a maximum of 1,380,000 shares, and an adjusted maximum of 1,587,000 shares.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

/s/ Peter W. L. Williams
Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

TABLE OF CONTENTS

TAB			PAGE
	INTRODUCTION		1

I.	Chapter One – BUSINESS OF FRATERNITY FEDERAL
	General Overview		4
	Financial Condition		9
	Income and Expense Trends		17
	Interest Rate Risk Management		23
	Asset Quality		27
	Subsidiary Activity		29
	Office Facilities		30
	Market Area		31
	Summary Outlook		39

II.	Chapter Two – COMPARISONS WITH PUBLICLY TRADED THRIFTS
	General Overview		40
	Selection Criteria		41
	Recent Financial Comparisons		45

III.	Chapter Three – MARKET VALUE ADJUSTMENTS
	General Overview		59
	Earnings Prospects		60
	Financial Condition		62
	Market Area		63
	Management		63
	Dividend Policy		64
	Liquidity of the Issue		65
	Subscription Interest		66
	Recent Acquisition Activity		67
	Effect of Government Regulations and Regulatory Reform		69
	Stock Market Conditions		69
	New Issue Discount		72
	Adjustments Conclusion		75
	Valuation Approach		75
	Valuation Conclusion		77

IV.	Appendix – EXHIBITS
	I	Background of Feldman Financial Advisors, Inc.	I-1
	II-1	Consolidated Balance Sheets	II-1
	II-2	Consolidated Income Statements	II-2
	II-3	Loan Portfolio Composition	II-3
	II-4	Net Loan Activity	II-4
	II-5	Investment Portfolio Composition	II-5
	II-6	Deposit Account Distribution	II-6
	II-7	Borrowed Funds Distribution	II-7
	II-8	Office Facilities	II-8
	III	Financial and Market Data for All Public Thrifts	III-1
	IV-1	Pro Forma Assumptions for Conversion Stock Offering	IV-1
	IV-2	Pro Forma Conversion Valuation Range	IV-2
	IV-3	Pro Forma Conversion Analysis at the Maximum Valuation	IV-3
	IV-4	Comparative Valuation Ratio Differential	IV-4

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FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

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FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of Fraternity Federal Savings and Loan Association (“Fraternity Federal” or the “Association”) in connection with the simultaneous conversion of the Association from the mutual to stock form of ownership, the issuance of the Association’s capital stock to Fraternity Community Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Association, employee benefit plans of the Association, and other members of the general public (collectively referred to herein as the “Conversion”). This appraisal report is furnished pursuant to the Association’s filing of the amended Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”). Our estimate of the pro forma market value of Fraternity Federal is expressed in the form of a range (the “Valuation Range”) based on OTS guidelines.

In the course of preparing the Appraisal, we reviewed and discussed with the Association’s management and the Association’s independent accountants, Stegman & Company, the audited financial statements of the Association’s operations for the years ended December 31, 2008 and 2009. We also reviewed and discussed with management other financial matters of the Association. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Association’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Association operates and assessed the Association’s relative strengths and weaknesses.

FELDMAN FINANCIAL ADVISORS, INC.

We examined and compared the Association’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Association’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Association.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association and its independent accountants. We did not independently verify the financial statements and other information provided by the Association and its independent accountants, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF FRATERNITY FEDERAL

General Overview

Fraternity Federal is a federally chartered mutual savings and loan association headquartered in Baltimore, Maryland. Over the course of its history, Fraternity Federal has operated as a community-oriented institution by offering a variety of loan and deposit products and serving other financial needs of the local community. The Association conducts its business from its main office in Baltimore City and three additional branch offices in Baltimore, Carroll, and Howard counties in Maryland. At September 30, 2010, Fraternity Federal had total assets of $166.5 million, net loans of $115.6 million, total deposits of $125.7 million, and equity capital of $16.4 million or 9.88% of total assets. The Association is regulated by the OTS and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Association is a member of the Federal Home Loan Association (“FHLB”) of Atlanta.

Founded in 1913, Fraternity Federal currently offers a variety of deposit products and provides loans secured by real estate located in its market area. The Association’s real estate loans consist primarily of residential mortgage loans, as well as commercial real estate loans, land loans, home equity lines of credit, and residential construction loans. The Association also offers consumer loans and, to a limited extent, commercial business loans. Fraternity Federal operates out of its corporate headquarters and main office in Baltimore City and full-service branch offices located in Cockeysville (Baltimore County), Ellicott City (Howard County), and Hampstead (Carroll County), Maryland.

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The Association’s business consists primarily of accepting deposits from the general public and investing those deposits, together with borrowings and funds generated from operations, in one- to four-family residential mortgage loans and various investment securities. At September 30, 2010, one- to four-family residential mortgage loans totaled $88.5 million, or 76.5% of the Association’s loan portfolio. Most of the Association’s residential mortgage loans are owner occupied, but this category also includes loans secured by single-family investment properties. Home equity lines of credit, all of which are secured by one- to four-family residential properties, represented the Association’s second largest category of loans. Home equity lines of credit totaled $13.5 million or 11.7% of total loans at September 30, 2010. Residential construction, commercial real estate, consumer, and commercial business loans have historically composed smaller concentrations of Fraternity Federal’s loan portfolio.

Fraternity Federal aims to operate as a well-capitalized and profitable community financial institution dedicated to providing quality customer service. The Association’s current business objectives emphasize residential mortgage lending and Fraternity Federal will continue to offer these types of loans. Another principal business objective of the Association is to build on Fraternity Federal’s historic strengths of customer loyalty and asset quality, and gradually grow the balance sheet with assets and liabilities that allow it to increase the net interest margin while reducing the overall exposure risk from interest rate fluctuations.

FELDMAN FINANCIAL ADVISORS, INC.

The Association believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local area. Fraternity Federal is presently focused on strengthening and expanding customer relationships to generate additional internal growth from its franchise. The Association’s operating strategies include the initiatives listed on the next page as follows:

•

Building on its strengths as a community-oriented financial institution. Fraternity Federal has operated continuously as a community-oriented financial institution since it was established in 1913. The Association provides a broad range of consumer and business financial services through its branch network and plans to continue seeking ways to improve convenience, safety and service through its product offerings. Over the years, the Association has developed a core of loyal customers, and its product mix concentrating on time, savings, and checking deposits and residential real estate mortgage loans has allowed it to maintain strong asset quality. Fraternity Federal intends to continue to retain these strengths while gradually growing its balance sheet with assets and liabilities that will contribute to net interest margin expansion.

•

Improving the net interest margin and earnings and reducing interest rate risk by increasing commercial real estate lending. In recent years, Fraternity Federal has sought to increase the percentage of assets invested in commercial real estate loans, which tend to have higher yields than traditional single-family residential mortgages and which have shorter terms to maturity or adjustable interest rates. The Association intends to continue to emphasize residential lending, while also seeking to expand its commercial real estate lending activities with a focus on serving small businesses and emphasizing relationship banking in its primary market area. With the additional capital raised in the Conversion, the Association intends to pursue larger lending relationship opportunities. Though its current staff is sufficient to facilitate growth, the Association may seek to add further expertise in its commercial loan department. The Association also seeks to attract lower cost business checking deposits from these commercial customers.

•

Emphasizing lower costing core deposits to reduce funding costs. Operating as a traditional thrift institution, a greater percentage of Fraternity Federal’s deposit base has comprised higher balance, higher costing certificates of deposits. The Association will continue to seek to reduce its dependence on traditional high cost deposits in favor of stable, low cost demand deposits. Fraternity Federal has utilized additional product offerings, technology, and a focus on customer service in working toward this goal. Over time, the Association will also seek to replace maturing, high cost, long-term FHLB advances with core deposits.

•

Generating higher non-interest income by selling loans in the secondary market. The Association currently sells most of its fixed-rate, one- to four-family residential mortgage loan originations in the secondary market and has recognized gains on such sales in past periods. Fraternity Federal will seek to increase its originations of residential mortgage loans to generate further income from loan sales.

•

Adding a new branch in its existing market area or a contiguous county. Fraternity Federal opened a new branch office in Hampstead, Maryland in September 2009. The Association intends to add another new branch to its office network within the next three years. The Association plans to explore possible locations in its existing market area or a contiguous county. At the present time, there are no plans or commitments regarding a specific additional branch office or location.

FELDMAN FINANCIAL ADVISORS, INC.

•

Expanding market share within its primary market area. Fraternity Federal intends to increase its market share by enhancing the efforts of its staff in marketing additional products and services to customers. The Association believes that it has a solid infrastructure in place that will allow it to grow assets and liabilities without adding materially to its operating expenses.

•

Discontinuing speculative construction lending. Fraternity Federal has experienced losses in connection with its portfolio of speculative construction loans. In light of current market conditions, the Association has discontinued speculative construction lending.

While the Association’s present equity capital level is solid at 9.88% of total assets as of September 30, 2010, the Association believes it must raise additional capital in order to facilitate its growth objectives and loan diversification, and provide a greater cushion in response to the heightened risk profile associated with uncertain economic conditions and unproven expansion opportunities. The Association’s equity position recently declined from $17.0 million or 10.18% of total assets at December 31, 2009 to $16.4 million at September 30, 2010. The decrease in equity was caused by a net operating loss of $572,000 recorded by the Association for the nine months ended September 30, 2010, primarily as a result of an increased provision for loan losses due to higher levels of problem loans and loan charge-offs.

As a stock corporation upon completion of the Conversion, the Association will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Association the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Association also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions. After the Conversion, the Association will have increased ability to merge with or acquire other

FELDMAN FINANCIAL ADVISORS, INC.

financial institutions or business enterprises. Finally, the Association expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, Fraternity Federal’s primary reasons for implementing the Conversion and undertaking the offering are to:

•	increase the capital of the Association to support future lending and operational growth and to allow it to make larger loans to borrowers within regulatory limits;

•	enhance profitability and earnings through reinvesting and leveraging the offering proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial services companies; and

•	implement equity compensation plans to retain and attract qualified directors, officers, and staff and to enhance the current incentive-based compensation programs.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Association’s economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Association’s consolidated balance sheets as of the years ended December 31, 2008 and 2009 and as of September 30, 2010. Exhibit II-2 presents the Association’s consolidated income statements for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010.

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Financial Condition

Table 1 presents selected data concerning the Association’s financial position as of December 31, 2008 and 2009 and September 30, 2010. Table 2 displays relative balance sheet concentrations for the Association as of similar fiscal year-end periods.

Table 1

Selected Financial Condition Data

As of December 31, 2008 and 2009 and September 30, 2010

(Dollars in Thousands)

	Sept. 30,	December 31,
	2010	2009	2008
Total assets	$166,466	$166,976	$170,688
Cash and cash equivalents	27,383	13,908	11,439
Investment securities available for sale	13,168	24,116	8,526
Investment securities held to maturity	—	—	7,447
Loans receivable, net	115,621	120,092	136,547
Total deposits	125,696	125,960	124,913
Federal Home Loan Bank advances	22,667	22,917	28,417
Total equity	16,446	16,992	16,475

Source: Fraternity Federal, financial statements.

Asset Composition

The Association’s total assets amounted to $166.5 million at September 30, 2010, reflecting approximately a 2.5% or $4.2 million decrease from total assets of $170.7 million at December 31, 2008. The decline in total assets was primarily attributable to shrinkage of the loan portfolio by 15.3% or $20.9 million since December 31, 2008 as a result of increased volumes of loan sales. Cash and securities increased by $15.9 million between December 31, 2008 and September 30, 2010. The ratio of net loans to total assets decreased from 80.0% at December 31, 2008 to 69.5% at September 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Relative Balance Sheet Concentrations

As of December 31, 2008 and 2009 and September 30, 2010

(Percent of Total Assets)

	Sept. 30,	December 31,
	2010	2009	2008
Cash and cash equivalents	16.45	8.33	6.70
Investment securities	7.91	14.44	9.36
Loans receivable, net	69.46	71.92	80.00
Other assets	6.18	5.31	3.94

Total Assets	100.00	100.00	100.00

Total deposits	75.51	75.44	73.18
FHLB advances	13.62	13.72	16.65
Other liabilities	0.99	0.66	0.52

Total Liabilities	90.12	89.82	90.35
Total equity	9.88	10.18	9.65

Total Liabilities and Equity	100.00	100.00	100.00

Source: Fraternity Federal, financial statement data.

For many years, the Association operated as a traditional thrift institution emphasizing one loan product – long-term, fixed-rate, owner-occupied, single-family residential mortgage loans. While residential mortgages continue to be the predominant loan type within the Association’s portfolio, the Association has begun to diversify its loan mix at a gradual pace. As presented in Exhibit II-3, the Association’s current loan portfolio particularly includes an increased level of home equity lines of credit, residential construction loans, and commercial real estate loans. The Association intends to continue to emphasize residential lending, while also seeking to expand commercial real estate lending activities with a focus on serving small businesses and emphasizing relationship banking in its primary market area. The Association does not offer, and has not offered, subprime, no-documentation, or Alt-A mortgage loans.

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Residential mortgage loans totaled $88.5 million or 76.5%, $89.3 million or 74.4%, and $108.7 million or 79.6%, of the loan portfolio at September 30, 2010 and December 31, 2009 and 2008, respectively. The $19.4 million, or 17.8%, decrease in one- to four-family mortgage loans during 2009 was primarily a result of the Association’s decision to sell most newly originated fixed-rate residential mortgage loans due to the low rates prevailing on such loans.

Home equity lines of credit, all of which are secured by one- to four-family residential properties, totaled $13.5 million, and represented 11.7% of total loans at September 30, 2010, compared to $12.3 million or 10.3% of total loans at December 31, 2009 and $13.2 million or 9.6% of total loans at December 31, 2008. The Association offers home equity lines of credit with adjustable interest rates and terms up to 15 years, although in the past it has offered terms of up to 30 years. The Association does not currently originate home equity loans with loan-to-value ratios exceeding 80%, including any first mortgage loan balance.

Residential construction loans totaled $7.1 million and represented 6.1% of total loans at September 30, 2010, compared to $10.4 million or 8.7% of total loans at year-end 2009 and $7.7 million or 5.7% of total loans at year-end 2008. The Association increased its residential construction loans by $2.7 million or 35.1% during the 2009 as it made disbursements on several larger loans for the construction of custom built luxury homes, including speculative construction loans to builders. During the first nine months of 2010, the Association reduced residential construction loans by $3.3 million or 32.0% as it determined in light of weakened market conditions to discontinue originations of speculative construction loans. Approximately $1.2 million of residential construction loans at September 30, 2010 was categorized as non-performing, compared to $633,000 at year-end 2009 and zero at year-end 2008

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Commercial real estate loans totaled $4.0 million and represented 3.4% of total loans at September 30, 2010, compared to $4.2 million or 3.5% of total loans at December 31, 2009 and $3.6 million or 2.6% of total loans at December 31, 2008. Fraternity Federal offers a variety of commercial real estate loans to owner occupants and investors. The Association’s commercial real estate loans include loans secured by office buildings, dental offices, small retail buildings, and warehouses. The Association originates a variety of fixed-rate and adjustable-rate commercial real estate loans generally with rates fixed for 10 years and which amortize over terms of from 10 to 25 years. Commercial real estate loan amounts generally do not exceed 75% of the property’s appraised value.

Land loans totaled $3.4 million or 2.9% of total loans at September 30, 2010, compared to $3.9 million or 3.3% of total loans at December 31, 2009 and $3.5 million or 2.6% of total loans at December 31, 2008. Most of the Association’s land loans represent loans to individuals and developers for the purchase of land that eventually will be used for the construction of owner-occupied residential property. Land loans are generally offered for terms of up to 15 years, with rates that adjust annually after an initial period of up to five years. The loan-to-value ratio on land loans is limited to a maximum of 80%, except where there are exceptional credit circumstances on the loan.

The Association’s non-real estate loans consist of consumer loans and, to a very limited extent, commercial business loans. While Fraternity Federal offers a variety of consumer loans, it does not emphasize this type of lending and generally makes consumer loans as an accommodation to its existing customers. Consumer loans totaled $50,000 approximately at September 30, 2010, representing less than 0.1% of the loan portfolio, and consisted of

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automobile loans, unsecured loans, and miscellaneous other loans. At September 30, 2010, commercial business loans consisted of two unsecured operating lines of credit. The Association generally does not originate loans secured by equipment and receivables. Commercial business loans approximated $28,000, representing less than 0.1% of total loans at September 30, 2010.

As shown in Exhibit II-4, total loan originations increased from $33.2 million in 2008 to $40.9 million in 2009. However, more recently, lending activity declined as total originations amounted to $22.5 million for the nine months ended September 30, 2010 versus $3.2 million for the nine months ended September 30, 2009. Loan sales increased from $8.4 million in 2008 to $21.2 million in 2009. In recent periods, the Association has elected to sell almost all newly originated fixed-rate residential mortgage loans and to retain in portfolio shorter-term fixed-rate loans and adjustable-rate loans. Generally, loans are sold to investors on a servicing released basis. Loan sales amounted to $5.1 million for the nine months ended September 30, 2010.

Exhibit II-5 presents a summary of the Association’s investment portfolio as of December 31, 2008 and 2009 and September 30, 2010. As mentioned previously, the Association’s investment and liquidity holdings have increased in recent years as the volume of loan sales increased and total loans outstanding decreased. Fraternity Federal’s primary investment objectives are: (i) to provide and maintain liquidity within regulatory guidelines, (ii) to fully employ available funds; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit risk.

At September 30, 2010, the Association’s investment securities amounted to $13.1 million and consisted primarily of U.S. government agency securities and mortgage-backed securities available-for-sale. Most of the U.S. government agency securities and mortgage-backed securities are issued by Freddie Mac or Fannie Mae or guaranteed by Ginnie Mae. The Association also had $1.0 million in private label mortgage-

FELDMAN FINANCIAL ADVISORS, INC.

backed securities with unrealized losses totaling $45,000 at September 30, 2010. In addition to its investment portfolio, the Association held a $1.5 million investment, at cost, in the FHLB of Atlanta common stock at September 30, 2010. The investment securities portfolio declined from $24.2 million at December 31, 2009 to $19.6 million at September 30, 2010 as the Association invested cash flow from securities payments and maturities into liquid assets due to the historically low yields available on mortgage-backed securities.

Liability Composition

Deposits are the Association’s major external source of funds for lending and other investment purposes. Exhibit II-6 presents a summary of the Association’s deposit composition as of December 31, 2008 and 2009 and September 30, 2010. Total deposits amounted to $125.7 million or 75.5% of total assets and 83.8% of total liabilities at September 30, 2010. Deposits have been held relatively steady over the past three years, totaling $126.0 million and $124.9 million at December 31, 2009 and 2008, respectively.

Fraternity Federal generates deposits primarily from within its market area. The Association relies on competitive pricing and customer service to attract and retain deposits. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association’s current deposit account offerings consist of checking accounts, savings accounts, money market accounts, and certificates of deposit. The Association periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market

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interest rates, liquidity requirements, interest rates paid by competitors, and deposit growth goals. The Association’s deposit pricing strategy has typically emphasized competitive rates on all types of deposits accounts with periodic offerings of special rates in order to attract deposits of a specific type or term. The Association has utilized brokered deposits to a limited extent. Brokered deposits totaled $2.3 million at September 30, 2010.

Certificates of deposit have traditionally been the largest deposit category at Fraternity Federal and accounted for $105.7 million or 84.1% of total deposits at September 30, 2010. Approximately 56.5% or $61.0 million of certificate accounts had remaining maturities of one year or less. The Association has managed to maintain a relatively stable concentration of savings accounts, which equaled $12.8 million or 10.1% of total deposits at September 30, 2010. Non-interest bearing demand, NOW, and money market deposits amounted to $5.0 million or 4.0% of total deposits and have been targeted for growth by the Association. As of September 30, 2010, the weighted average costs of NOW/money market, savings, certificate, and brokered deposits were 0.25%, 0.56%, 2.68%, and 4.29%, respectively. The weighted average cost of all interest-bearing deposits was 2.39% at September 30, 2010. Balances of non-interest bearing deposits have decreased marginally and amounted to $447,000 or 0.4% of total deposits at September 30, 2010.

The Association utilizes borrowings as a supplemental, cost-effective source of funds when they can be invested at a positive interest rate spread or to meet asset/liability management objectives. The Association’s borrowings consist of FHLB advances. As of September 30, 2010, the Association had $22.7 million in FHLB advances outstanding and the ability to borrow an additional $27.6 million of advances. The weighted average interest rate of outstanding FHLB advances at September 30, 2010 was 3.91%. The average balance of advances outstanding amounted to $25.5 million in 2008, $23.5 million in 2009, and $23.3 million for the nine months ended September 30, 2010.

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Equity Capital

Fraternity Federal has historically maintained solid capital levels. Over the past five years, the Association has moderated its balance sheet growth and maintained total assets within a range approximating $165 million to $175 million of assets with equity-to-assets ratios of 9.5% to 10.0%. Due to a net operating loss of $572,000 for the nine months ended September 30, 2010, the Association’s equity capital declined from $17.0 million or 10.18% of total assets at December 31, 2009 to $16.4 million or 9.88% of total assets at September 30, 2010.

Fraternity Federal’s capital level remains strong in comparison to minimum regulatory requirements. The Association’s regulatory capital ratios of Tier 1 Leverage Capital, Tier 1 Risk-based Capital, and Total Risk-based Capital were 9.87%, 18.14%, and 19.39%, respectively, as of September 30, 2010. In comparison, the minimum regulatory requirements under OTS guidelines were 3.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively. Based on these regulatory capital ratios and measures, the Association was considered “well capitalized” as of September 30, 2010.

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Income and Expense Trends

Table 3 displays the main components of Fraternity Federal’s earnings performance for the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010. Table 4 displays the Association’s principal income and expense ratios as a percent of average assets. Table 5 displays the Association’s weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for the corresponding periods.

General Overview

Fraternity Federal has historically exhibited a record of low to moderate profitability, reflecting a trend of relatively low net interest margins offset in part by low operating expenses. The Association’s earnings amounted to $8,000 in 2008 and $343,000 in 2009 for a return on average assets (“ROA”) of 0.00% and 0.20%, respectively. Fraternity Federal’s earnings declined to a loss of $572,000 for the nine months ended September 30, 2010, compared to a profit of $317,000 for the nine months ended September 30, 2009. The loss for the year-to-date 2010 period was attributable to an increase in the provision for loan losses from $51,000 to $1.2 million over the respective periods due to increases in problem loans and charge-offs.

Nine Months Ended September 30, 2009 and 2010

Net income decreased from $317,000 for the nine months ended September 30, 2009 to a loss of $572,000 for the nine months ended September 30, 2010. The decline in profitability was attributable to an increase of $1.1 million in the provision for loan losses, an increase of $368,000 in total non-interest expense, and a decrease of $30,000 in total non-interest income. Net interest income increased moderately by 5.0% from $2.6 million for the 2009 period to $2.8 million for the 2010 period, and the net interest margin increased from 2.10% to 2.22%.

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Table 3

Income Statement Summary

For the Years Ended December 31, 2008 and 2009

And the Nine Months Ended September 30, 2009 and 2010

(Dollars in Thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Total interest income	$5,671	$6,302	$8,272	$8,993
Total interest expense	2,915	3,676	4,805	5,856

Net interest income	2,756	2,626	3,467	3,137
Provision for loan losses	1,164	51	51	5

Net interest income after provision	1,592	2,575	3,416	3,132
Total non-interest income	441	471	692	323
Total non-interest expense	3,053	2,685	3,646	3,600

Income (loss) before taxes	(1,020)	361	462	(145)
Income tax expense (benefit)	(448)	44	119	(153)

Net income (loss)	$(572)	$317	$343	$8

Source: Fraternity Federal, financial statements.

Increases in non-accrual loans and loan charge-offs led the Association to increase its provision for loan losses to $1.2 million for the nine months ended September 30, 2010. Non-accrual loans increased to $2.3 million at September 30, 2010 from $1.0 million at year-end 2009. Loan charge-offs increased to $338,000 for the 2010 period, compared to $4,000 for the 2009 period. As result, the allowance for loans losses was increased from $277,000 or 0.23% of total loans at year-end 2009 to $1.1 million or 0.95% of total loans at September 30, 2010.

Total non-interest income decreased by $30,000 or 6.4% from $471,000 for the nine months ended September 30, 2009 to $430,000 for the nine months ended September 30, 2010. The decline primarily reflected a decrease of $128,000 in gain on sale of loans. The annualized

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ratio of non-interest income to average assets decreased from 0.37% in the 2009 period to 0.35% for the 2010 period. Partially offsetting the decline in gain on sale of loans was an increase of $79,000 in gain on sale of investments. Income on bank-owned life insurance (“BOLI”) increased by $29,000 from $115,000 to $144,000. The Association’s BOLI investment amounted to $4.1 million or 2.5% of assets at September 30, 2010. The predominant amount of the Association’s non-interest income originated from gain on sale of assets and BOLI income as opposed to service charges on deposits and loans and other related fee income.

Total non-interest expense increased $368,000 or 13.7% from $2.7 million for the 2009 interval to $3.1 million for the 2010 interval. The annualized ratio of non-interest expense to average assets increased from 2.13% in the 2009 period to 2.42% for the 2010 period. The upsurge was attributable to increases of $172,000 or 11.5%, $39,000 or 8.7%, and $111,000 or 22.9%, in salaries and employee benefits, occupancy expenses, and other general and administrative expenses, respectively, as a result of a new branch office opening in Hampstead, Maryland in September 2009. The Association recorded an income tax benefit of $448,000 during the year-to-date 2010 period due to the incurrence of a pre-tax loss of $1.0 million.

Years Ended December 31, 2008 and 2009

Net income increased from $8,000 in 2008 to $343,000 for 2009. The increase in earnings was mainly generated by increases of $330,000 in net interest income and $370,000 in total non-interest income, offset partially by increases of $47,000 in total non-interest expense and $46,000 in the provision for loan losses. The Association’s net interest spread improved from 1.48% in 2008 to 1.74% in 2009 as the cost of interest-bearing liabilities declined by 65 basis points while the yield on interest-earning assets declined by only 37 basis points.

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Table 4

Income Statement Ratios

For the Years Ended December 31, 2008 and 2009

And the Nine Months Ended September 30, 2009 and 2010

(Percent of Average Assets)

	Nine Months Ended September 30,		Year Ended December 31,
	2010(1)	2009(1)	2009	2008
Total interest income	4.49%	4.99%	4.92%	5.29%
Total interest expense	2.31	2.91	2.86	3.45

Net interest income	2.18	2.08	2.06	1.84
Provision for loan losses	0.92	0.04	0.03	0.00

Net interest income after provision	1.26	2.04	2.03	1.84
Total non-interest income	0.35	0.37	0.41	0.19
Total non-interest expense	2.42	2.13	2.17	2.12

Income (loss) before taxes	(0.81)	0.29	0.27	(0.09)
Income tax expense (benefit)	(0.36)	0.08	0.07	(0.09)

Net income (loss)	(0.45)%	0.21%	0.20%	0.00%

(1)	Ratios for the nine-month periods have been annualized.

Source: Fraternity Federal; Feldman Financial.

Net interest income increased by 10.5% from $3.1 million in 2008 to $3.5 million in 2009. The improved net interest margin was driven largely by certificates of deposit rolling over at lower rates in the prevailing market environment. The cost of interest-bearing liabilities declined from 3.87% in 2008 to 3.22% for 2009. The provision for loan losses was increased from $5,000 in 2008 to $51,000 in 2009, as non-accrual loans amounted to $187,000 and $1.0 million at year-end 2008 and 2009, respectively. Also, net loan charge-offs increased from zero in 2008 to $46,000 during 2009.

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Total non-interest income increased by $370,000 from $323,000 for the year ended December 31, 2008 to $693,000 for the year ended December 31, 2009. The increase primarily reflected increases of $196,000 in gain on sale of loans, $137,000 in gain on sale of investments, and an increase of $45,000 in BOLI income. The ratio of non-interest income to average assets increased from 0.19% in 2008 to 0.41% for 2009.

Total non-interest expense increased modestly by $47,000 or 1.3% between 2008 and 2009. The ratio of non-interest income to average assets increased from 2.12% in 2008 to 2.17% for 2009. The increase in non-interest expense included increases of $125,000 or 6.6%, $31,000, or 5.4%, and $192,000 or 40.3%, in salaries and employee benefits, occupancy expenses and other general and administrative expenses, respectively, as a result of the opening of a new branch office in Hampstead, Maryland in September 2009. Partly offsetting these increases was the absence in 2009 of a $300,000 expense that the Association incurred in 2008 related to the termination of its pension plan. Excluding this non-recurring item, the Association’s total non-interest expense increased by 10.5% from $3.3 million in 2008 to $3.6 million for 2009.

Fraternity Federal recorded an income tax benefit of $153,000 during the year ended December 31, 2008 as a result of incurring a pre-tax loss for 2008. The Association had an income tax expense of $119,000 for the year ended December 31, 2009, resulting in an effective tax rate of 25.7% for that year.

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Table 5

Yield and Cost Summary

For the Years Ended December 31, 2008 and 2009

And the Nine Months Ended September 30, 2009 and 2010

And as of September 30, 2010

	As of Sept. 30,	Nine Mos. Ended September 30,		Year Ended December 31,
	2010	2010	2009	2009	2008
Weighted Average Yields
Cash and cash equivalents	0.05%	0.08%	0.09%	0.07%	2.20%
Loans receivable(1)	5.76	5.61	5.87	5.83	5.77
Investment securities available for sale	6.30	3.96	4.40	4.27	4.90
Other interest-earning assets	0.89	0.89	0.97	0.92	2.52
Total interest-earning assets	4.65	4.57	5.05	4.97	5.34
Weighted Average Costs
Time deposits	2.66	2.68	3.57	3.48	4.35
NOW and money market deposits	0.26	0.25	0.27	0.27	0.90
Passbook deposits	0.55	0.56	0.65	0.63	1.40
Brokered deposits	4.31	4.29	4.29	4.30	2.96
FHLB advances	3.97	3.77	3.86	3.89	3.63
Total interest-bearing liabilities	2.63	2.62	3.29	3.22	3.87
Net interest spread(2)	2.02	1.95	1.76	1.74	1.48
Net interest margin(3)	NA	2.22	2.10	2.08	1.86

(1)	Includes non-accrual loans for the respective periods.
(2)	Difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Net interest income as a percentage of average interest-earning assets.

Source: Fraternity Federal, preliminary prospectus.

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Interest Rate Risk Management

The Association seeks to reduce its earnings vulnerability to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Association’s interest rate risk exposure. The principal objective of the Association’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Association’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. The Association strives to maintain an acceptable balance between maximizing net interest spread potential and limiting its exposure to changes in interest rates. The Association relies on its Asset/Liability Management Committee to coordinate, monitor, and control its interest rate risk and asset/liability management objectives.

Because the net present value of the majority of the Association’s assets and liabilities are sensitive to changes in interest rates, the most significant form of market risk is interest rate risk. The Association is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more quickly than its interest-earning assets. To reduce the potential volatility of its earnings, the Association has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Fraternity Federal’s primary strategy for managing interest rate risk is directed toward diversifying its loan portfolio composition to include more loans with variable rates and adjusting its investment portfolio mix and duration.

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The Association has implemented a number of balance sheet initiatives in recent years to manage its interest rate risk exposure. The Association has emphasized the origination of fixed-rate residential mortgages with ten-year terms. In addition, at September 30, 2010, the Association had $13.5 million of home equity lines of credit, all of which reprice monthly. In the current interest rate environment, the Association has also increased its holdings of shorter-term liquidity, which amounted to $27.4 million of cash and cash equivalents at September 30, 2010. In the past, the Association has also sold lower yielding loans at a loss in order to reduce its interest rate risk profile and to enhance future earnings through the reinvestment of the proceeds from such loan sales into higher yielding assets. On the liability side of the balance sheet, the Association has experienced some success in the present low interest rate environment of increasing its longer-term certificates of deposit while decreasing its shorter-term certificates of deposit as customers seek increased yields.

The Association measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity as facilitated by the regulatory analytical framework. NPV reflects the simulated equity of the Association as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 6 summarizes the interest rate sensitivity of the Association’s NPV as of September 30, 2010, assuming instantaneous and sustained parallel shifts in the U.S. Treasury yield curve of 100 to 300 basis points either up or down in various increments. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered.

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As shown in Table 6, the Association’s NPV would be negatively impacted by an increase or decrease in interest rates from current levels. An increase in rates would negatively impact the Association’s NPV more significantly as a result of deposit accounts and FHLB borrowings repricing more rapidly than loans and securities due to the fixed-rate nature of a large portion of the Association’s loan and investment portfolios. As rates rise, the market value of fixed-rate assets declines due to both the rate increases and slowing prepayments.

Table 6 indicates that the Association’s NPV was $17.9 million or 10.30% of the present value of portfolio assets as of September 30, 2010. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $108,000 decrease in the Association’s NPV and would result in an increase of 19 basis points in the NPV ratio to 10.49%. An immediate 100 basis point increase in market interest rates would result in a $631,000 increase in the Association’s NPV and a 46 basis point increase in the NPV ratio to 10.77%. Similarly, an immediate 100 basis point decrease in market interest rates would result in a $685,000 decrease in the Association’s NPV and a 42 basis point decrease in the NPV ratio to 9.88%. The Association’s interest rate risk is heightened by its large concentration of fixed-rate residential mortgages, which accounted for 75.7% of the total residential mortgage loan portfolio as of September 30, 2010. Fixed-rate loans, including all category types, composed 75.3% of total loans, while loans with floating or adjustable rates composed 24.7% of total loans at such date.

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Table 6

Interest Rate Risk Analysis

Net Portfolio Value

As of September 30, 2010

(Dollars in Thousands)

Change in Interest Rates(1) (basis points)	Estimated NPV(2)	Change from Base (000s)	Change from Base (%)	NPV Ratio(3)	Basis Point Change in NPV Ratio
+ 300 b.p.	$14,861	$(418)	(26.7)%	9.02%	(255	)b.p.
+ 200 b.p.	17,457	(2,822)	(13.9)%	10.33%	(124	)b.p.
+ 100 b.p.	19,516	(763)	(3.8)%	11.31%	(26	)b.p.
0 b.p.	20,279	—	—	11.57%	—
- 100 b.p.	10,498	(310)	(1.5)%	11.32%	(25	)b.p.

(1)	Assumes instantaneous and sustained parallel shifts in interest rates.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet items.
(3)	NPV divided by the portfolio value of assets.

Source: Fraternity Federal, preliminary prospectus.

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Asset Quality

Table 7 summarizes the Association’s total non-performing assets (“NPAs”) as of year-end 2008 and 2009 and September 30, 2010. Historically, Fraternity Federal had exhibited an excellent record of asset quality until experiencing an upturn in non-performing loans over the past 12 months. The Association’s ratio of non-performing assets to total assets increased from 0.11% at year-end 2008 to 1.91% at September 30, 2010. The Association’s ratio of non-performing loans (“NPLs”) to total loans increased from 0.14% at year-end 2008 to 2.00% at September 30, 2010. Previously, the Association maintained very low levels of non-performing assets due in part to conservative underwriting criteria, its high concentration of residential mortgages, and limited portfolio diversification. In recent years, the increased portfolio diversification – particularly in residential construction lending – contributed to increases in non-performing assets. As of September 30, 2010, the Association’s non-performing assets totaled $3.2 million and comprised $1.2 million in residential construction loans, $572,000 in residential mortgage loans, $495,000 of land loans, and $871,00 in foreclosed real estate.

In order to reflect the increased risk inherent in the loan portfolio, the Association increased its provision for loan losses from $5,000 in 2008 and $51,000 in 2009 to $1.2 million for the nine months ended September 30, 2010, reflecting the increased levels of non-performing loans and loan charge-offs. Total charge-offs increased from zero in 2008 and $46,000 in 2009 to $338,000 for the nine months ended September 30, 2010, including $207,000 of home equity lines of credit and $113,000 of residential construction loans in the year-to-date 2010 period. As a result, the allowance for loan losses increased by $832,000 from $272,000 or 0.20% of total loans at year-end 2008 to $1.1 million or 0.95% of total loans at September 30, 2010.

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Table 7

Non-performing Assets and Loan Loss Allowance Summary

As of or For the Years Ended December 31, 2008 and 2009 and

As of or For the Nine Months Ended September 30, 2010

(Dollars in Thousands)

	As of or For the
	Nine Mos. Sept. 30, 2010	Year Ended December 31,
		2009	2008
Non-performing Assets
Non-accruing loans:
One- to four-family	$572	$341	$—
Lines of credit	—	59	—
Residential construction	1,242	633	—
Land	495	—	—
Consumer	—	—	187

Total non-accruing loans	2,309	1,033	187
Accruing loans 90 days past due:
One- to four-family	—	706	—

Total non-performing loans	2,309	1,739	187
Foreclosed assets	871	—	—

Total non-performing assets	$3,180	$1,739	$187

Total non-performing loans to total loans	2.00%	1.44%	0.14%
Total non-performing assets to total assets	1.91%	1.04%	0.11%
Allowance for Loan Losses
Beginning balance	$277	$272	$267
Charge-offs:
One- to four-family	7	—	—
Lines of credit	207	42	—
Residential construction	113	—	—
Land	11	—	—
Consumer	—	4	—

Total charge-offs	338	46	—
Recoveries	1	—	—

Net (charge-offs) recoveries	(337)	(46)	—
Provision for loan losses	1,164	51	5

Ending balance	$1,105	$277	$272

Net charge-offs to average loans	0.28%	0.04%	0.00%
Allowance for loan losses to total loans	0.95%	0.23%	0.20%

Source: Fraternity Federal, preliminary prospectus.

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Subsidiary Activity

Fraternity Federal has one active subsidiary, 764 Washington Boulevard, LLC (the “LLC”). The LLC was established in order to hold and manage real estate owned. The LLC had no assets at September 30, 2010. In addition, the Association has an inactive subsidiary, Fraternity Insurance Agency Incorporated, which had been licensed to sell insurance products on an agency basis.

As a federally chartered thrift institution, Fraternity Federal is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries. The Association may invest an additional 1% of its assets in service corporations if the additional funds are used for inner-city or community development purposes, and up to 50% of its total capital in conforming loans to service corporations in which it owns more than 10% of the capital stock. In addition to investments in service corporations, Fraternity Federal may invest an unlimited amount in operating subsidiaries engaged solely in activities in which the Association may engage as a federally chartered thrift institution.

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Office Facilities

Fraternity Federal currently conducts business from its main office in the city of Baltimore, Maryland. The Association owns its main office and headquarters building, which is located at 764 Washington Boulevard, Baltimore, Maryland 21230. The net book value of the Association’s premises and equipment at 764 Washington Boulevard was $276,000 at September 30, 2010. The Association’s three other branch offices are leased facilities and were opened in 1964 (Ellicott City), 1995 (Cockeysville), and 2009 (Hampstead). Exhibit II-8 provides certain information relating to the Association’s office network as of September 30, 2010.

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Market Area

Overview of Market Area

Fraternity Federal is headquartered in Baltimore, Maryland and considers its lending market area to consist of the Baltimore metropolitan statistical area (“MSA”), which comprises Baltimore City and Baltimore, Carroll, Howard, Harford, Anne Arundel, and Queen Anne’s counties. The Association’s branch offices are located in Baltimore City, Cockeysville (Baltimore County), Ellicott City (Howard County), and Hampstead (Carroll County), Maryland.

The economy of the Baltimore MSA constitutes a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance related employment. The largest employers in the Baltimore MSA include the University System of Maryland, John Hopkins University, John Hopkins Hospital and Health System, U.S. Social Security Administration, Fort Meade, and Aberdeen Proving Ground. The area’s diversification helped to mitigate the impact of the economic recession experienced over the last two years. The unemployment rates for Maryland and the Baltimore MSA were 6.9% and 7.4%, respectively, in October 2010, below the national unemployment rate of 9.6%.

The estimated population of the Baltimore MSA in 2010 was 2.7 million, reflecting an increase of 5.8% over the past decade. The Baltimore City population has declined 2.7% since 2000, while the population in Baltimore and Howard counties increased 4.3% and 14.6%, respectively. Estimated median household income in 2010 was $63,553 for the Baltimore MSA, above the national median of $54,442. The median value of owner occupied housing units was approximately $469,600 in the Baltimore MSA versus the national median of $192,400.

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The Baltimore MSA consists of the following counties: Baltimore City, Baltimore County, Anne Arundel County, Carroll County, Harford County, Howard County, and Queen Anne’s County. The Baltimore MSA is the 20th most populous metropolitan area in the United States, and together with Washington, DC and Northern Virginia, constitutes the fourth largest combined statistical area in the United States. Located adjacent to major transportation corridors and the Washington, DC MSA, the Baltimore MSA provides a diversified economic base, with employment sectors that include a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, finance, and defense contractors. In addition, the Association’s market area demonstrates relatively strong population growth trends (except for Baltimore City) resulting from the shift to suburban markets for job opportunities and exhibits above average wealth in terms of income levels. The Baltimore MSA is home to six Fortune 1000 companies, Constellation Energy (utilities), W.R. Grace (chemicals), Black & Decker (industrial and farm equipment), Legg Mason (investments), T. Rowe Price (investments), and McCormick & Company (consumer foods).

Table 8 presents comparative demographic data for the United States, the state of Maryland, the Baltimore MSA, Baltimore City, Baltimore County, and Howard County. The state of Maryland had an estimated population in 2010 of 5.7 million. Approximately 47% of the state’s residents, or 2.7 million, resided in the Baltimore MSA. Baltimore City and Baltimore County had estimated populations in 2010 of approximately 634,000 and 791,000, respectively. Baltimore City has experienced a net population decline in recent years, while population growth rates in the outlying counties (Carroll, Harford, Howard, and Queen Anne’s) are projected to surpass the national and state growth rates over the net five years.

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Compared to national demographic trends, the Baltimore MSA reflects a slightly older and wealthier cross-section of residents. The median household net worth for 2010 is estimated at $121,744 in the Baltimore MSA, as compared to the United States median of $93,084. The average household income is estimated at $78,476 in the Baltimore MSA, as compared to the average United States household income of $70,173. The median age of residents in the Baltimore MSA was 38.6, as compared to the United States median age of 37.0. The number of owner occupied housing units is expected to increase by 1.6% in the Baltimore MSA over the next five years, as compared to 2.2% statewide and 4.2% nationally.

In recent year, the unemployment rates for Maryland, the Baltimore MSA, and Baltimore County have compared favorably to the national unemployment rate. However, the unemployment rate in Baltimore City has exceeded national and state averages. For October 2010, Maryland and the Baltimore MSA exhibited unemployment rates of 6.9% and 7.4%, respectively, compared to the national unemployment rate of 9.6%. The 10.4% unemployment rate for Baltimore City was positioned higher than the national rate for October 2010. In contrast, the unemployment rate was below the national level for Baltimore County at 7.6% and Howard County at 5.2%.

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Table 8

Selected Demographic Data

	United States	State of Maryland	Baltimore MSA	Baltimore City	Baltimore County	Howard County
Total Population
2010 - Current	311,212,863	5,730,892	2,699,667	633,635	791,426	283,917
2015 - Projected	323,209,391	5,841,374	2,735,043	629,820	795,029	296,964
% Change 2000-10	10.59%	8.20%	5.75%	-2.69%	4.29%	14.56%
% Change 2010-15	3.85%	1.93%	1.31%	-0.60%	0.46%	4.60%
Age Distribution, 2010
0 - 14 Age Group	20.08%	19.67%	19.40%	18.93%	17.58%	21.95%
15 - 34 Age Group	27.22%	25.90%	25.86%	29.48%	26.05%	23.83%
35 - 54 Age Group	28.03%	29.65%	29.41%	26.53%	28.35%	32.87%
55- 69 Age Group	15.54%	16.00%	16.10%	15.35%	16.67%	15.16%
70+ Age Group	9.12%	8.77%	9.22%	9.71%	11.34%	6.19%
Median Age (years)	37.0	38.3	38.6	36.3	40.2	37.9
Total Households
2010 - Current	116,761,140	2,138,493	1,025,317	242,595	314,631	102,991
2015 - Projected	121,359,607	2,181,390	1,039,154	240,274	316,159	107,752
% Change 2000-10	10.69%	7.96%	5.26%	-5.97%	4.92%	14.38%
% Change 2010-15	3.94%	2.01%	1.35%	-0.96%	0.49%	4.62%
Median Household Income
2010 - Current	$54,442	$66,983	$63,553	$36,650	$63,355	$100,769
2015 - Projected	$61,189	$76,186	$71,630	$42,003	$70,238	$118,087
% Change 2000-10	29.12%	26.37%	27.26%	21.85%	24.95%	35.84%
% Change 2010-15	12.39%	13.74%	12.71%	14.61%	10.86%	17.19%
Average Household Income
2010 - Current	$70,173	$83,182	$78,476	$48,101	$76,039	$120,182
2015 - Projected	$79,340	$94,879	$89,891	$55,023	$86,487	$138,650
% Change 2000-10	23.88%	23.32%	24.48%	14.28%	16.88%	36.29%
% Change 2010-15	13.06%	14.06%	14.55%	14.39%	13.74%	15.37%
Per Capita Income
2010 - Current	$26,739	$31,494	$30,290	$19,216	$30,669	$43,834
2015 - Projected	$30,241	$35,938	$34,698	$21,906	$34,892	$50,567
% Change 2000-10	23.87%	22.96%	24.15%	13.18%	17.20%	35.28%
% Change 2010-15	13.10%	14.11%	14.55%	14.00%	13.77%	15.36%

FELDMAN FINANCIAL ADVISORS, INC.

Table 8 (continued)

Selected Demographic Data

	United States	State of Maryland	Baltimore MSA	Baltimore City	Baltimore County	Howard County
Household Net Worh
Median	$93,084	$135,762	$121,744	$17,984	$120,262	$304,660
Average	$418,865	$508,396	$469,568	$189,144	$434,778	$879,920
Current Household Net Worth
$0 - $35,000	34.96%	29.55%	31.10%	57.55%	29.26%	17.46%
$35,000 - $100,000	16.38%	14.86%	15.31%	15.54%	16.85%	10.66%
$100,000 - $250,000	19.13%	19.38%	19.84%	14.11%	21.59%	16.32%
$250,000 - $500,000	12.97%	14.88%	14.63%	6.47%	14.96%	17.15%
$500,000 +	16.56%	21.34%	19.32%	6.32%	17.33%	38.40%
Total Number of Owner
Occupied Housing Units
2010 - Current	76,868,769	1,439,313	683,862	119,357	209,202	75,112
2015 - Projected	80,072,859	1,471,361	694,453	118,064	209,985	78,671
% Change 2000-10	10.10%	7.27%	4.92%	-8.09%	3.27%	12.99%
% Change 2010-15	4.17%	2.23%	1.55%	-1.08%	0.37%	4.74%
Value of Owner Occupied
Housing Units
2008 - Median	$196,700	$339,000	$310,700	$170,300	$285,500	$462,600
2009 - Median	$185,200	$318,600	$299,200	$168,400	$269,100	$452,800
% Change 2008-09	-5.8%	-6.0%	-3.7%	-1.1%	-5.7%	-2.1%
Current Value of Owner
Occupied Housing Units
$0 - $100,000	27.39%	5.35%	8.01%	32.48%	2.64%	3.03%
$100,000 - $200,000	34.48%	19.91%	29.59%	50.91%	37.66%	10.21%
$200,000 - $300,000	17.08%	27.35%	25.60%	7.71%	28.77%	21.66%
$300,000 - $500,000	12.49%	29.02%	22.66%	4.88%	18.07%	37.64%
$500,000 +	8.56%	18.37%	14.14%	4.02%	12.86%	27.45%
Unemployment Rates
October 2009	10.2%	7.2%	7.7%	10.8%	7.8%	5.5%
October 2010	9.6%	6.9%	7.4%	10.4%	7.6%	5.2%
% Change 2009-10	-5.9%	-4.2%	-3.9%	-3.7%	-2.6%	-5.5%

Source: SNL Financial, ESRI, and U.S. Census Bureau.

FELDMAN FINANCIAL ADVISORS, INC.

Market Share Analysis

Table 9 displays branch deposit data for the top 30 financial institutions in the Baltimore MSA as of June 30, 2010 (with deposit data adjusted for completed and pending mergers). Reflecting its small size, the Association ranked 43rd in the Baltimore MSA out of 77 financial institutions with total deposits of $127.6 million as of June 30, 2010 and a market share of 0.22%. Previously, the Association ranked 46th in the Baltimore MSA with total deposits of $128.0 million as of June 30, 2009. The top five financial institutions (Bank of America, M&T Bank, PNC Bank, Wells Fargo Bank, and BB&T) held $41.3 billion or 71.2% of the deposit market in the Baltimore MSA. The deposit market in the area has been altered by the acquisition of its previously ranked fourth (Wachovia Bank) and fifth (Provident Bank) institutions. Wells Fargo acquired Wachovia in December 2008 and M&T Bank acquired Provident in May 2009. M&T Bank has added to its local market share through FDIC-assisted acquisitions of failed institutions: Bradford Bank in August 2009 and K Bank in November 2010.

Table 10 provides residential mortgage market share data for the top 30 lenders in the Baltimore MSA as ranked by loans funded in calendar 2009. Out-of-market lenders such as Wells Fargo, Bank of America, MetLife Bank, SunTrust Bank, and BB&T ranked among the leading residential lenders in the local market area. Fraternity Federal ranked 95th with a market share of 0.11% based on total residential mortgage loans funded of $27.7 million in 2009. Previously, the Association ranked 115th with a market share of 0.10% based on total residential mortgage loans funded of $18.4 million in 2008. Total residential mortgage originations in the Baltimore MSA increased 37.8% from $18.6 billion in 2008 to $25.6 billion in 2009. The average residential mortgage loan funded in the Baltimore MSA was approximately $252,000 in 2009 versus $233,000 in 2008.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Deposit Market Share in the Baltimore MSA

Data as of June 30, 2010

(Adjusted for Pending and Completed Mergers)

Rank	Financial Institution	Type	Branch Count	Deposit Market Share (%)	Total Deposits ($000)
1	Bank of America Corp. (NC)	Bank	104	26.06	15,114,841
2	M&T Bank Corp. (NY)	Bank	128	21.97	12,743,709
3	PNC Financial Services Group (PA)	Bank	100	9.43	5,469,987
4	Wells Fargo & Co. (CA)	Bank	55	8.36	4,849,288
5	BB&T Corp. (NC)	Bank	60	5.40	3,134,592
6	SunTrust Banks Inc. (GA)	Bank	51	3.55	2,056,123
7	First Mariner Bancorp (MD)	Bank	23	1.89	1,097,346
8	Susquehanna Bancshares Inc. (PA)	Bank	26	1.81	1,048,846
9	Fulton Financial Corp. (PA)	Bank	19	1.43	829,118
10	Eastern SB FSB (MD)	Thrift	5	1.35	781,964
11	Severn Bancorp Inc. (MD)	Thrift	4	1.30	751,902
12	Capital One Financial Corp. (VA)	Bank	26	1.14	658,330
13	Sandy Spring Bancorp Inc. (MD)	Bank	12	0.98	567,395
14	BCSB Bancorp Inc. (MD)	Thrift	18	0.94	547,865
15	Rosedale FS&LA (MD)	Thrift	8	0.94	545,554
16	Arundel FSB (MD)	Thrift	6	0.75	437,490
17	Queenstown Bancorp of MD Inc. (MD)	Bank	6	0.61	354,227
18	Annapolis Bancorp Inc. (MD)	Bank	8	0.59	340,629
19	Capital Funding Bancorp Inc (MD)	Bank	3	0.57	333,354
20	Carrollton Bancorp (MD)	Bank	13	0.55	321,311
21	Glen Burnie Bancorp (MD)	Bank	8	0.52	303,743
22	Hopkins Bancorp Inc. (MD)	Thrift	2	0.51	296,889
23	Northwest Bancshares, Inc. (PA)	Thrift	5	0.51	296,102
24	Hamilton Federal Bank (MD)	Thrift	5	0.50	291,877
25	Howard Bancorp Inc. (MD)	Bank	6	0.43	249,542
26	Harbor Bankshares Corporation (MD)	Bank	6	0.42	245,540
27	Citigroup Inc. (NY)	Bank	4	0.40	234,688
28	Patapsco Bancorp Inc. (MD)	Bank	4	0.40	230,401
29	New Windsor Bancorp Inc. (MD)	Bank	6	0.38	218,721
30	Harford Bank (MD)	Bank	6	0.35	201,152
43	Fraternity Federal S&LA (MD)	Thrift	4	0.22	127,570

	Total (75 financial institutions)		836	100.00	57,997,395

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Residential Mortgage Lending Market Share in the Baltimore MSA

Data for 2009

(Adjusted for Pending and Completed Mergers)

Rank	Company	Type	No. of Funded Loans	Total Market Share (%)	Total Funded Loans ($000)
1	Wells Fargo & Co. (CA)	Bank	15,149	15.11	3,866,927
2	Bank of America Corp. (NC)	Bank	9,376	9.06	2,319,413
3	MetLife Bank NA (NJ)	Bank	5,460	5.65	1,446,500
4	SunTrust Banks Inc. (GA)	Bank	4,255	4.83	1,235,661
5	BB&T Corp. (NC)	Bank	3,156	2.98	762,499
6	First Mariner Bancorp (MD)	Bank	2,890	2.78	712,195
7	First Home Mortgage Corp. (MD)	Mortgage Bank	2,705	2.73	698,334
8	PNC Financial Services Group (PA)	Bank	2,702	2.64	675,551
9	JPMorgan Chase & Co. (NY)	Bank	2,380	2.27	580,429
10	Tower Federal Credit Union (MD)	Credit Union	2,325	2.11	540,413
11	New York Community Bancorp (NY)	Thrift	1,872	1.91	487,596
12	Quicken Loans Inc. (MI)	Mortgage Bank	1,788	1.74	445,906
13	Provident Funding Associates (CA)	Mortgage Bank	1,391	1.45	370,596
14	PHH Corp. (NJ)	Specialty Lender	1,230	1.30	331,829
15	Flagstar Bank FSB (MI)	Thrift	1,321	1.27	323,879
16	M&T Bank Corporation (NY)	Bank	1,451	1.27	323,757
17	Liberty Mortgage Corp. (NC)	Mortgage Bank	1,072	1.24	317,667
18	Prosperity Mortgage Co. (VA)	Mortgage Bank	1,258	1.23	316,012
19	Carrollton Bancorp (MD)	Bank	1,421	1.23	315,038
20	Navy Federal Credit Union (VA)	Credit Union	1,073	1.12	287,027
21	USAA Insurance Group (TX)	NA	1,094	1.07	274,105
22	NVR Inc. (VA)	Homebuilder	870	1.03	264,152
23	Taylor Bean & Whitaker Mortgage (FL)	Mortgage Bank	1,039	1.03	263,073
24	Citigroup Inc. (NY)	Bank	1,166	1.01	258,116
25	Sierra Pacific Mortgage Inc. (CA)	Mortgage Bank	993	0.98	250,136
26	Cleveland Corp. (MD)	Thrift HC	866	0.95	242,833
27	Primary Residential Mrtg Inc (UT)	Mortgage Bank	970	0.94	240,844
28	Equitable Trust Mortgage Corp. (MD)	Mortgage Bank	898	0.83	211,979
29	State Employees CU of MD Inc (MD)	Credit Union	1,166	0.78	199,100
30	Capital One Financial Corp. (VA)	Bank	967	0.73	185,736
95	Fraternity Federal S&LA (MD)	Thrift	94	0.11	27,739

	Total		101,668	100.00	25,592,465

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Fraternity Federal reported improved earnings in 2009 that resulted in net income of $343,000, as compared to $8,000 in 2008. The Association’s ROA advanced from 0.00% in 2008 to 0.20% in 2009. However, the earnings progress was halted in 2010 due to increases in non-performing loans that contributed to a net loss of $572,000 for the nine months ended September 30, 2010 as the provision for loan losses was increased substantially to $1.2 million.

The Association’s earnings fundamentals reflect a relatively low net interest margin, coupled with a low level of operating expenses. Excluding gains on sale of loans and investments, the Association generates a modest level of non-interest operating income that is dependent primarily on BOLI income. The Association’s operating expenses have increased noticeably due to the addition of a branch office in September 2009, but remain below industry norms as a percent of average assets.

The Association’s earnings trends will continue to be dependent on interest rate movements and asset quality. The Association’s net interest margin is very sensitive to interest rate risk exposure because of the sizeable concentration of fixed-rate and intermediate to longer term loans in portfolio. While asset quality has historically been satisfactory, non-performing loans have exhibited signs of increasing in residential construction, residential, and land loan categories. The diversification of the Association’s lending activity will have to be monitored diligently to assure that credit losses do not continue to impair earnings in future periods. Also, as the Association considers the addition of staff for lending expertise and the possible opening of another branch, operating expenses will become an important challenge to manage in sustaining steady profitability at the Association.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Association because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Association with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Association’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Association fit the general profile of a small traditional thrift institution, concentrating primarily on residential mortgage lending in its local market and relying significantly on retail certificates of deposit as a funding source. One- to four-family residential loans remain the core product in the Association’s loan portfolio, drawing upon Fraternity Federal’s roots as a home lender. However, the Association has attempted to diversify its loan mix through the origination of commercial real estate loans, land loans, residential construction loans, and home equity lines of credit.

In determining the Comparative Group composition, we focused on Fraternity Federal’s asset size, earnings fundamentals, and lending concentration. Attempting to concentrate on the Association’s performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the geographic criterion for comparable thrifts beyond the Mid-Atlantic region. In addition, because of the scarcity of candidates meeting the criteria precisely, we expanded the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. Specifically, we applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company’s majority ownership interest is not held by an MHC.

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Profitability – company has reported an ROA of less than or equal to 0.25% for the latest twelve months period.

•	Capitalization – tangible equity to assets ratio greater than or equal to 6.0%.

FELDMAN FINANCIAL ADVISORS, INC.

•	Asset size – total assets of less than $625 million.

•	Credit risk exposure – ratio of non-performing assets plus loans 90 days past due as a percent of tangible common equity plus reserves less than 75%.

•	Real estate lending concentration – ratio of real estate loans to total loans is greater than or equal to 50%.

•	Geographic presence – preference for companies based in the Mid-Atlantic region of the country, but criterion considered secondary to above criteria.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the ten companies included in the Comparative Group is presented in Table 11. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $214.8 million at First Bancshares, Inc. to $620.6 million at BCSB Bancorp. The median asset size of the Comparative Group was $331.4 million.

Four of the comparables are located in Mid-Atlantic states (BCSB Bancorp and WSB Holdings in Maryland, CMS Bancorp in New York, and WVS Financial Corp. in Pennsylvania). Three are based in Midwestern states (Citizens Community Bancorp in Wisconsin, First Bancshares, Inc. in Missouri, First Federal of Northern Michigan Bancorp in Michigan). Two companies are based in Southern states (First Advantage Bancorp in Tennessee and GS Financial Corp. in Louisiana) and one from New England (Hampden Bancorp in Massachusetts). In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group generally exhibited lower profitability returns, similar capital levels, and comparable asset quality ratios. While some differences inevitably may exist between Fraternity Federal and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Comparative Group Operating Summary

As of September 30, 2010

Company	City	State	No. of Offices	IPO Date	Total Assets ($Mil.)	Tang. Equity/ Assets (%)
Fraternity Federal S&LA	Baltimore	MD	4	NA	$166.5	9.88
Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	18	04/11/08	620.6	9.88
Citizens Community Bancorp (1)	Eau Claire	WI	27	11/01/06	576.4	8.75
CMS Bancorp, Inc.	White Plains	NY	6	04/04/07	247.4	8.79
First Advantage Bancorp	Clarksville	TN	5	11/30/07	344.9	19.47
First Bancshares, Inc.	Mtn. Grove	MO	11	12/22/93	214.8	10.44
First Federal of Northern Mich.	Alpena	MI	8	04/04/05	225.7	10.29
GS Financial Corp.	Metairie	LA	5	04/01/97	267.0	10.55
Hampden Bancorp, Inc.	Springfield	MA	9	01/17/07	573.6	16.33
WSB Holdings, Inc.	Bowie	MD	5	08/03/88	385.7	13.37
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	317.9	8.66

(1)	As of June 30, 2010.

Source: Fraternity Federal; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 12 summarizes certain key financial comparisons between Fraternity Federal and the Comparative Group. Tables 13 through 18 contain the detailed financial comparisons of the Association with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for the Association, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of for the last twelve months (“LTM”) ended September 30, 2010.

Fraternity Federal’s LTM ROA was negative 0.29%, reflecting a profitability measure below the Comparative Group median of positive 0.07% and the All Public Thrift median of positive 0.35%. The Association’s lower ROA was attributable mainly to a lower net interest margin and lower level of non-interest income. The Association’s LTM ROE was negative 2.94% and positioned below the Comparative Group median of positive 0.58%. Four members of the Comparative Group reported losses for the LTM period, while the remaining six exhibited modest levels of positive earnings. Similar to Fraternity Federal, most of the Comparative Group companies reported elevated levels of loan loss provisions for the LTM period.

Based on core earnings as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, Fraternity Federal’s core profitability ratios also lagged behind those of the Comparative Group. The Association’s core earnings for the LTM period excluded $308,000 of pre-tax gains on sales of investments. The Association’s core ROA of negative 0.41% was below the Comparative Group median of positive 0.04% and the All Public Thrift median of positive 0.41%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Key Financial Comparisons

Fraternity Federal and the Comparative Group

As of or For the Last Twelve Months Ended September 30, 2010

	Fraternity Federal	Comp. Group Median	All Public Thrift Median
Profitability
LTM Return on Average Assets (ROA)	(0.29)%	0.07%	0.35%
LTM Return on Average Equity (ROE)	(2.94)	0.58	2.76
Core Return on Avg. Assets (Core ROA)	(0.41)	0.04	0.41
Core Return on Avg. Equity (Core ROE)	(4.12)	0.19	3.35
Income and Expense (% of avg. assets)
Total Interest Income	4.54	4.94	4.72
Total Interest Expense	2.40	1.63	1.63
Net Interest Income	2.14	3.22	3.14
Provision for Loan Losses	0.69	0.59	0.52
Other Operating Income	0.21	0.47	0.57
Net Secs. Gains and Non-rec. Income	0.18	(0.01)	0.00
General and Administrative Expense	2.39	3.16	2.75
Intangibles Amortization Expense	0.00	0.00	0.04
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	(0.73)	0.07	0.52
Efficiency Ratio	101.60	85.34	68.85
Yield-Cost Data
Yield on Interest-earning Assets	4.61	5.24	5.07
Cost of Interest-bearing Liabilities	2.72	1.94	1.95
Net Interest Spread	1.89	3.27	3.28
Net Interest Margin	2.17	3.38	3.35
Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	98.64	94.24	93.47
Avg. Interest-bearing Liabilities	88.27	88.65	80.96
Avg. Net Interest-earning Assets	10.37	6.67	11.18

FELDMAN FINANCIAL ADVISORS, INC.

Table 12 (continued)

Key Financial Comparisons

Fraternity Federal and the Comparative Group

As of or For the Last Twelve Months Ended September 30, 2010

	Fraternity Federal	Comp. Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	25.23%	26.97%	23.96%
Loans Receivable, net	69.46	68.69	68.70
Real Estate	0.52	0.17	0.30
Intangible Assets	0.00	0.01	0.07
Other Assets	4.79	4.23	4.87
Total Deposits	75.49	73.69	72.79
Borrowed Funds	13.62	13.65	14.46
Other Liabilities	1.02	0.87	1.03
Total Equity	9.88	10.52	10.63
Loan Portfolio (% of total loans)
Residential First Mortgage Loans	75.93	43.99	43.24
Other Real Estate Mortgage Loans	24.00	49.06	46.62
Non-mortgage Loans	0.07	6.62	8.03
Growth Rates
Total Assets	(0.26)	(1.82)	1.24
Total Loans	(5.32)	(1.74)	(1.28)
Total Deposits	(0.71)	4.20	5.18
Regulatory Capital Ratios
Tier 1 Leverage Ratio	9.87	9.76	9.48
Tier 1 Risk-based Capital	18.14	16.59	14.98
Total Risk-based Capital	19.39	17.65	16.26
Credit Risk Ratios
Non-performing Loans / Total Loans	2.00	3.31	3.24
Non-performing Assets / Total Assets	1.91	2.33	2.60
Reserves / Total Loans	0.95	1.62	1.54
Reserves / Non-performing Loans	47.84	40.41	45.82

Source: Fraternity Federal; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 14, the Association’s net interest margin of 2.17% significantly trailed the Comparative Group median of 3.38% and the All Public Thrift median of 3.35%. The Association’s net interest margin has been hampered by its relatively undiversified loan portfolio, which is mainly concentrated in residential mortgages, and a deposit base dependent on higher costing certificate accounts versus lower costing transaction accounts. Only one member of the Comparative Group a reported net interest margins below 3.00% and below the Association’s level. WVS Financial Corp., which has a concentration of investments on its balance sheet, reported a net interest margin of 0.96%. The Association’s 4.61% yield on interest-earning assets measured less than the Comparative Group median of 5.24% and the All Public Thrift median of 5.07%. Residential mortgage loans, which are the predominant loan type in the Association’s loan portfolio, typically provide less yield potential than other types of loans (due in part to the lower degree of perceived risk). The Association’s 2.72% cost of interest-bearing liabilities was higher than the Comparative Group median of 1.94% and the All Public Thrift median of 1.95%. Certificates of deposit composed 85.1% of the Association’s total deposit base at September 30, 2010, which contributed to a higher cost of deposit funds. In contrast, the Comparative Group exhibited a 54.2% median ratio of certificates of deposit to total deposits. Fraternity Federal’s net interest spread of 1.89% for the LTM period was very low as compared to the Comparative Group median of 3.27% and All Public Thrift median of 3.28%.

The Association’s non-interest operating income totaled 0.21% of average assets, noticeably lagging behind the Comparative Group and All Public Thrift medians of 0.47% and 0.57%, respectively. While the Association’s non-interest income production trailed the Comparative Group level, Fraternity Federal’s non-interest revenue has actually increased substantially in recent years as a result of income contributions from its BOLI investment and

FELDMAN FINANCIAL ADVISORS, INC.

gains on sale of loans. Similar to many other small financial institutions, the Association has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue. The Association’s non-interest income ratio at 0.21% of average assets would have ranked below all but one of the Comparative Group companies. The Association has generated gains on sale of investments, which amounted to 0.18% of average assets for the LTM period and exceeded the Comparative Group and All Public Thrift medians of negative 0.01% and 0.00%, respectively.

The Association’s operating expense ratio at 2.39% of average assets was much lower than the Comparative Group median of 3.16% and All Public Thrift median of 2.75%. The Association’s operating expense was lower than each of the corresponding ratios reported by the Comparative Group companies except for WVS Financial Corp. Fraternity Federal operates efficiently as reflected by its salary and compensation to 1.30% of average assets as compared to the Comparative Group median of 1.57%. Based on its 33 full-time equivalent employees at September 30, 2010, the Association maintained $5.0 million of assets per employee versus the Comparative Group median of $4.2 million. In addition, the Association operates a relatively small number of branches with substantial deposit size. Prior to opening the Hampstead branch in September 2009, the Association’s other three branches had an average deposit size of $42.7 million as of September 30, 2009.

While the Association’s expenses are expected to increase in the near term as a result of the new branch and employee stock benefit plans, Fraternity Federal’s historical mode of operating efficiently should help the Association to contain the expense ratio in future periods. Although the Association’s non-interest expense ratio is comparatively low, its efficiency ratio

FELDMAN FINANCIAL ADVISORS, INC.

did not measure as favorably. The Association’s efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was relatively high at 101.6% versus the Comparative Group and All Public Thrift medians of 85.3% and 68.9%, respectively. The Association’s low operating expense level was not sufficiently covered by net interest income for the recent LTM period.

The Association historically had made minimal provisions for loan losses based upon its satisfactory asset quality and credit loss experience. However, in 2010, the Association increased its provision significantly to $1.2 million to augment its loan loss reserves and reflect the recent increases in non-performing loans and net charge-offs. The provision measured 0.69% of average assets and exceeded the Comparative Group median of 0.59% and All Public Thrift median of 0.52% for the LTM period.

As reflected in Table 17, the overall balance sheet composition of the Association was comparable to that of the Comparative Group. The Association’s net total loans amounted to 69.5% of total assets as of September 30, 2010, similar to the median of 68.7% for the Comparative Group. The Association’s ratio of cash and securities to total assets was 25.2% and closely approximated the median of 27.0% of the Comparative Group. The Association had no goodwill or other intangible assets on its balance sheet as of September 30, 2010. The Association’s real estate owned measured 0.5% of total assets and was slightly higher than the 0.2% level reflected by the Comparative Group median. The Association’s ratio of other assets measured 4.8% and was similar to the Comparative Group median of 4.2%. The Association’s category of other assets largely consisted of its BOLI investment, which amounted to $4.1 million or 2.5% of total assets as of September 30, 2010.

FELDMAN FINANCIAL ADVISORS, INC.

The Association’s borrowings level at 13.6% of assets reflected its usage of FHLB advances as a supplemental funding source, and was similar to the Comparative Group’s median borrowings level of 13.6%. The Association’s deposit level at 75.5% of total assets was similar to the Comparative Group’s median deposit level of 73.7%. The Association’s equity level before the Conversion was 9.88% relative to total assets, which was slightly lower than the Comparative Group and All Public Thrift medians of 10.52% and 10.63%, respectively.

While the Association had begun to make strides toward diversifying its loan portfolio, its loan mix is not as varied as that of the Comparative Group. The Association’s level of residential first mortgage loans measured 75.9% of total loans based on regulatory financial data as of September 30, 2010, above the Comparative Group and All Public Thrift medians of 44.0% and 43.2%, respectively. Among the Comparative Group companies, CMS Bancorp at 68.8% and Citizens Community Bancorp at 57.1% also held high concentrations of residential first mortgages in their respective loan portfolios. Conversely, the Association’s concentration ratios of non-residential loans were lower. The Association’s ratio of other non-residential mortgage loans was 24.0% of total loans versus the Comparative Group median of 49.1%, and its ratio of non-mortgage loans was 0.1% versus the Comparative Group median of 6.6%.

The Association’s recent emphasis on restrained balance sheet growth is reflected in the comparative growth rates. The Association’s asset growth rate measured negative 0.2% over the recent LTM period and paralleled the Comparative Group median of negative 1.8%. The Association also exhibited negative growth rates of loans and deposits, while the Comparative Group reported median growth rates that were negative for loans and slightly positive for deposits. The sluggish economy and mounting credit-related losses have forced many financial institutions to emphasize capital preservation and credit remediation over growth objectives.

FELDMAN FINANCIAL ADVISORS, INC.

The Association’s 1.91% ratio of non-performing assets was positioned below the Comparative Group median of 3.31% and the All Public Thrift median of 3.24%. While the Association’s asset quality ratios compared favorably to the peer groups, its level of reserves was lower. The Association’s ratio of reserves to total loans was 0.95% versus the Comparative Group and All Public Thrift medians of 1.62% and 1.54%, respectively. However, the recent provisions for loan losses have increased the Association’s reserve level, and its 47.8% ratio of reserves to non-performing loans was above the Comparative Group and All Public Thrift medians of 40.4% and 45.8%, respectively.

In summary, the Association’s recent earnings performance trailed the results exhibited by the Comparative Group and All Public Thrift segments. The Association’s profitability is characterized by a relatively low net interest margin and, more recently, increased provisions for loan losses. The Association’s net interest margin has been restrained by the yield potential of its residential mortgage loan portfolio along with the higher costs associated with certificate of deposit funding versus transaction accounts. While the Association exhibited a lower level of non-interest expenses and slightly lower level of non-performing assets, these factors did not offset the Association’s comparative disadvantages in the recent earnings cycle. Fraternity Federal’s earnings growth outlook will depend largely on the Association’s ability to sustain satisfactory loan quality as its grows the portfolio, improve the net interest margin across movements in the interest rate environment, and control non-interest expense as it expands its sphere of operation.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

General Operating Characteristics

As of the Last Twelve Months Ended September 30, 2010

	City	State	Ticker	Exchange	No. of Offices	IPO Date	Total Assets ($000s)	Net Loans ($000s)	Total Deposits ($000s)	Total Equity ($000s)
Fraternity Federal S&LA	Baltimore	MD	NA	NA	4	NA	166,466	115,621	125,696	16,446
Comparative Group Average							377,399	239,921	278,927	45,403
Comparative Group Median							331,399	209,794	210,717	39,868
Comparative Group
BCSB Bancorp, Inc.	Baltimore	MD	BCSB	NASDAQ	18	04/11/08	620,555	388,933	534,366	61,390
Citizens Community Bancorp (1)	Eau Claire	WI	CZWI	NASDAQ	27	11/01/06	576,367	455,142	441,016	56,376
CMS Bancorp, Inc.	White Plains	NY	CMSB	NASDAQ	6	04/04/07	247,385	179,623	188,306	21,756
First Advantage Bancorp	Clarksville	TN	FABK	NASDAQ	5	11/30/07	344,854	234,007	220,969	67,154
First Bancshares, Inc.	Mtn. Grove	MO	FBSI	NASDAQ	11	12/22/93	214,805	103,918	184,046	22,535
First Federal of Nrthrn. Mich. Bncp.	Alpena	MI	FFNM	NASDAQ	8	04/04/05	225,669	162,516	156,551	23,858
GS Financial Corp.	Metairie	LA	GSLA	NASDAQ	5	04/01/97	267,046	186,492	200,464	28,161
Hampden Bancorp, Inc.	Springfield	MA	HBNK	NASDAQ	9	01/17/07	573,643	398,777	414,863	93,687
WSB Holdings, Inc.	Bowie	MD	WSB	NASDAQ	5	08/03/88	385,722	233,096	256,208	51,574
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	11/29/93	317,944	56,707	192,477	27,534

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Summary Financial Performance Ratios

As of or For the Last Twelve Months Ended September 30, 2010

	Total Assets ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	NPA/s Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Fraternity Federal S&LA	166,466	9.88	9.88	1.91	2.17	101.60	(0.29)	(2.94)	(0.41)	(4.12)
Comparative Group Average	377,399	11.79	11.65	3.23	3.19	85.42	(0.22)	(2.04)	(0.17)	(1.70)
Comparative Group Median	331,399	10.52	10.37	2.33	3.38	85.34	0.07	0.58	0.04	0.19
All Public Thrift Average	2,930,922	11.42	10.69	4.10	3.26	70.14	(0.09)	(3.41)	(0.07)	(3.76)
All Public Thrift Median	972,040	10.63	9.73	2.60	3.35	68.85	0.35	2.76	0.41	3.35
Comparative Group
BCSB Bancorp, Inc.	620,555	9.89	9.88	2.06	3.39	77.56	0.20	2.00	0.21	2.10
Citizens Community Bancorp (1)	576,367	9.78	8.75	1.79	3.77	70.30	0.13	1.35	0.31	3.15
CMS Bancorp, Inc.	247,385	8.79	8.79	1.20	3.37	92.28	0.07	0.79	0.01	0.02
First Advantage Bancorp	344,854	19.47	19.47	1.04	3.72	76.52	0.23	1.14	0.42	2.09
First Bancshares, Inc.	214,805	10.49	10.44	2.67	3.16	99.06	(0.82)	(7.44)	(0.80)	(7.30)
First Federal of Nrthrn. Mich. Bncp.	225,669	10.57	10.29	4.20	3.61	93.57	(1.08)	(10.53)	(1.20)	(11.64)
GS Financial Corp.	267,046	10.55	10.55	4.89	3.56	73.64	(0.14)	(1.37)	(0.22)	(2.12)
Hampden Bancorp, Inc.	573,643	16.33	16.33	2.60	3.23	80.85	0.06	0.37	0.06	0.36
WSB Holdings, Inc.	385,722	13.37	13.37	11.40	3.09	100.58	(0.94)	(7.62)	(0.62)	(4.98)
WVS Financial Corp.	317,944	8.66	8.66	0.45	0.96	89.82	0.07	0.89	0.10	1.32

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Income and Expense Analysis

For the Last Twelve Months Ended September 30, 2010

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. & Imp. Intang,	Non-rec. Expense	Pretax Core Earnings
Fraternity Federal S&LA	4.54	2.40	2.14	0.21	0.18	0.69	2.39	0.00	0.00	(0.73)
Comparative Group Average	4.80	1.78	3.02	0.52	(0.06)	0.61	3.07	0.02	0.00	(0.14)
Comparative Group Median	4.94	1.63	3.22	0.47	(0.01)	0.59	3.16	0.00	0.00	0.07
All Public Thrift Average	4.68	1.65	3.04	0.74	0.04	0.93	2.73	0.88	0.01	0.12
All Public Thrift Median	4.72	1.63	3.14	0.57	0.00	0.52	2.75	0.04	0.00	0.52
Comparative Group
BCSB Bancorp, Inc.	4.79	1.62	3.16	0.40	(0.02)	0.51	2.76	0.00	0.00	0.29
Citizens Community Bancorp (1)	5.75	2.15	3.59	0.38	(0.21)	0.68	2.79	0.06	0.00	0.50
CMS Bancorp, Inc.	4.88	1.61	3.27	0.44	0.09	0.16	3.43	0.00	0.00	0.12
First Advantage Bancorp	5.04	1.54	3.51	0.77	(0.29)	0.31	3.27	0.00	0.00	0.70
First Bancshares, Inc.	4.37	1.40	2.97	0.67	0.00	0.41	3.61	0.02	0.00	(0.38)
First Federal of Nrthrn. Mich. Bncp.	5.00	1.64	3.36	1.03	0.30	1.59	4.11	0.13	0.00	(1.31)
GS Financial Corp.	5.12	1.77	3.36	0.31	0.12	0.96	3.04	0.00	0.00	(0.33)
Hampden Bancorp, Inc.	4.72	1.60	3.13	0.50	0.00	0.66	2.94	0.00	0.00	0.03
WSB Holdings, Inc.	5.14	2.26	2.88	0.59	(0.50)	0.81	3.75	0.00	0.00	(1.09)
WVS Financial Corp.	3.14	2.18	0.95	0.15	(0.05)	0.00	0.99	0.00	0.00	0.11

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Yield-Cost Structure and Growth Rates

For the Last Twelve Months Ended September 30, 2010

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Fraternity Federal S&LA	98.64	88.27	10.37	10.02	4.61	2.72	1.89	(0.26)	(5.32)	(0.71)
Comparative Group Average	95.01	86.74	8.27	11.73	5.06	2.05	3.01	(2.23)	(1.00)	7.63
Comparative Group Median	94.24	88.65	6.67	10.39	5.24	1.94	3.27	(1.82)	(1.74)	4.20
All Public Thrift Average	93.22	80.98	11.32	11.24	5.03	1.95	3.21	3.72	0.05	7.97
All Public Thrift Median	93.47	80.96	11.18	10.40	5.07	1.95	3.28	1.24	(1.28)	5.18
Comparative Group
BCSB Bancorp, Inc.	93.30	88.44	4.86	10.04	5.13	1.84	3.29	8.98	(3.01)	9.50
Citizens Community Bancorp (1)	95.35	89.24	6.11	9.75	6.03	2.41	3.62	5.43	7.19	20.53
CMS Bancorp, Inc.	97.21	91.12	6.09	8.94	5.02	1.77	3.25	1.74	5.71	2.13
First Advantage Bancorp	94.26	78.78	15.48	19.97	5.35	1.95	3.40	(2.21)	15.67	6.27
First Bancshares, Inc.	93.89	89.09	4.80	11.01	4.65	1.57	3.08	(2.56)	(18.61)	1.63
First Federal of Nrthrn. Mich. Bncp.	93.03	88.85	4.18	10.27	5.37	1.84	3.53	(5.74)	(9.10)	0.12
GS Financial Corp.	94.23	83.51	10.71	10.51	5.44	2.12	3.32	(1.43)	2.04	0.68
Hampden Bancorp, Inc.	96.81	82.40	14.41	16.46	4.88	1.94	2.94	1.31	(1.13)	6.54
WSB Holdings, Inc.	93.31	86.09	7.22	12.37	5.51	2.63	2.88	(13.70)	(6.44)	(0.38)
WVS Financial Corp.	98.70	89.83	8.87	7.96	3.18	2.43	0.75	(14.07)	(2.35)	29.30

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Balance Sheet Composition

As of the Last Twelve Months Ended September 30, 2010

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Fraternity Federal S&LA	25.23	69.46	0.52	0.00	4.79	75.49	13.62	1.02	90.12	9.88
Comparative Group Average	32.63	62.01	0.73	0.15	4.48	73.22	14.14	0.85	88.21	11.79
Comparative Group Median	26.97	68.69	0.17	0.00	4.23	73.69	13.65	0.87	89.48	10.52
All Public Thrift Average	25.98	67.32	0.57	0.78	5.10	72.37	15.08	1.16	88.59	11.41
All Public Thrift Median	23.96	68.70	0.30	0.07	4.87	72.79	14.46	1.03	89.37	10.63
Comparative Group
BCSB Bancorp, Inc.	31.38	62.68	0.00	0.01	5.93	86.11	2.74	1.26	90.11	9.89
Citizens Community Bancorp (1)	15.89	78.97	0.20	1.13	3.82	76.52	13.03	0.67	90.22	9.78
CMS Bancorp, Inc.	24.95	72.61	0.00	0.00	2.44	76.12	13.98	1.11	91.21	8.79
First Advantage Bancorp	27.72	67.86	0.14	0.00	4.29	64.08	15.66	0.79	80.53	19.47
First Bancshares, Inc.	44.90	48.38	2.60	0.06	4.07	85.68	3.56	0.27	89.51	10.49
First Federal of Nrthrn. Mich. Bncp.	20.60	72.02	1.92	0.31	5.15	69.37	19.23	0.83	89.43	10.57
GS Financial Corp.	24.75	69.84	0.68	0.00	4.73	75.07	13.32	1.07	89.45	10.55
Hampden Bancorp, Inc.	26.22	69.52	0.10	0.00	4.17	72.32	10.44	0.91	83.67	16.33
WSB Holdings, Inc.	29.50	60.43	1.67	0.00	8.40	66.42	19.70	0.50	86.63	13.37
WVS Financial Corp.	80.37	17.84	0.00	0.00	1.79	60.54	29.72	1.08	91.34	8.66

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended September 30, 2010

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPLs	Resrvs./ Loans	Resid. First Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
Fraternity Federal S&LA	9.87	18.14	19.39	2.00	1.91	47.84	0.95	75.93	24.00	0.07
Comparative Group Average	10.67	16.75	17.74	4.56	3.23	43.12	1.73	44.81	44.63	10.57
Comparative Group Median	9.76	16.59	17.65	3.31	2.33	40.41	1.62	43.99	49.06	6.62
All Public Thrift Average	10.75	16.87	17.99	4.66	4.10	68.06	1.82	43.99	44.86	11.15
All Public Thrift Median	9.48	14.98	16.26	3.24	2.60	45.82	1.54	43.24	46.62	8.03
Comparative Group
BCSB Bancorp, Inc.	10.94	16.98	18.00	3.23	2.06	51.89	1.68	43.85	52.80	3.35
Citizens Community Bancorp (1)	9.01	10.43	11.01	2.01	1.79	37.42	0.75	57.13	0.15	42.72
CMS Bancorp, Inc.	7.60	16.17	17.13	2.86	1.20	21.67	0.62	68.76	23.63	7.61
First Advantage Bancorp	13.67	18.31	19.31	1.32	1.04	98.53	1.30	22.10	66.66	11.24
First Bancshares, Inc.	9.51	19.59	20.76	3.38	2.67	43.40	2.00	55.71	38.00	6.29
First Federal of Nrthrn. Mich. Bncp.	9.47	13.75	15.00	5.17	4.20	25.66	1.84	47.04	46.42	6.54
GS Financial Corp.	10.01	16.20	17.30	6.12	4.89	35.23	2.16	44.12	51.70	4.18
Hampden Bancorp, Inc.	15.74	23.55	24.79	3.55	2.60	44.05	1.56	38.74	46.13	15.13
WSB Holdings, Inc.	12.58	19.03	20.29	15.42	11.40	27.50	4.24	37.33	60.77	1.90
WVS Financial Corp.	8.19	13.48	13.81	2.49	0.45	45.80	1.14	33.27	60.03	6.70

(1)	As of or for the LTM period ended June 30, 2010.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Association’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Association relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Association and thrift institutions in general. Changes in the Association’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Association or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

FELDMAN FINANCIAL ADVISORS, INC.

(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Recent Acquisition Activity

(9)	Effect of Government Regulations and Regulatory Reform

(10)	Stock Market Conditions

(11)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Association’s profitability in recent years has varied from low to negative due to a combination of earnings fundamentals reflecting a low net interest margin, low operating expenses, and increased loan loss provisions.

Fraternity Federal’s core earnings compared unfavorably to the Comparative Group for the recent LTM period. The Association’s pre-tax core earnings amounted to negative 0.73% of average assets versus the Comparative Group median of positive 0.07%. The Association’s lower net interest margin and lower level of non-interest income were the chief factors contributing to the Association’s earnings disadvantage. As discussed earlier, the Association’s historical operating strategy has focused on emphasizing residential mortgage lending, maintaining strong capital levels, and operating efficiently. The Association has also targeted other real estate lending niches such as residential construction loans and commercial real estate loans. However, the Association’s recent foray into speculative residential construction loans proved less than successful and Fraternity Federal has discontinued this type of lending. Nonetheless, the Association has recorded two consecutive quarters (June 2010 and September 2010) of operating losses chiefly due to increased provisions for loan losses.

FELDMAN FINANCIAL ADVISORS, INC.

The Association’s reliance on residential mortgage loans funded heavily by certificates of deposit has contributed to its tightened net interest margin. In most recent periods, the Association’s net interest income has not surpassed its operating expense. Thus, with such a narrow net interest margin, the Association’s profitability is very susceptible to adverse interest rate movements or elevated credit-related losses in the near term given its current balance sheet exposure. Furthermore, after the Conversion, the Association’s operating expenses are anticipated to increase. The stock-based employee benefit plans will bring further expense charges. Additionally, in an effort to expand its lending activity and market penetration, the Association may hire additional lending personnel. At an appropriate time, the Association may also open another branch office. As the Association attempts to broaden its reach and attract different types of non-residential loans and core deposits, it is likely to encounter increased competition which will place additional pressure on operating margins.

As its net interest margin is likely to encounter added pressure due to increased competition and possible adverse changes in interest rates, the Association has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business channels as unpredictable gains on sale have been a major contributor. The Association’s large concentration of fixed-rate loans also heightens its exposure to interest rate risk. The Association’s increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles and provide additional leverage capacity to grow the balance sheet. However, based on the Association’s current earnings fundamentals and recent operating results, we believe that a slight downward adjustment is warranted to the Association’s pro forma market value for fundamental earnings prospects relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

As discussed and summarized in Chapter I, the Association’s overall loan composition reflects a large concentration of residential mortgage loans. The Association’s overall balance sheet structure reflects a concentration of real estate loans funded by deposits and borrowings. The Association’s deposits primarily consist of certificate accounts, which composed 85.1% of total deposits at September 30, 2010. Based on the financial comparisons reviewed in the prior chapter, we note that the Association’s balance sheet structure is very similar to that of the Comparative Group on the whole. Before the infusion of net capital proceeds, the Association’s equity ratio at 9.88% of assets was in range of the Comparative Group’s average and median and 11.65% and 10.37%, respectively. The Association has a slightly lower level of non-performing assets than exhibited by the Comparative Group, but it also maintained a lower level of loan loss reserves in relation to total loans. While the asset quality of the Association is slightly more favorable than the Comparative Group, most of the Comparative Group companies exhibited satisfactory asset quality ratios on a more diversified loan mix.

Until the Association achieves its planned diversification into non-residential mortgage lending segments, it is uncertain if such diversification can be accomplished by building a reliable book of business without experiencing a material increase in non-performing assets. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and generally satisfactory asset quality, similar to the Association. We believe that the balance sheet, asset quality, and funding structure fundamentals of the Association are largely similar to that of the Comparative Group, with the Association commanding a slight advantage of stronger, enhanced capital ratios on a pro forma basis after the Conversion. Therefore, on the whole, we believe that a slight upward adjustment is warranted for the Association’s financial condition relative to the Comparative Group.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group were drawn from the Mid-Atlantic, Midwestern, New England, and Southern regions of the country. The selection criteria parameters produced two public thrifts operating in the Association’s home state of Maryland (BCSB Bancorp based in Baltimore and WSB Holdings headquartered in Bowie), along with two other companies in the Mid-Atlantic region (CMS Bancorp in White Plains, New York and WVS Financial Corp. in Pittsburgh, Pennsylvania) and two from the Southern states (First Advantage Bancorp in Clarksville, Tennessee and GS Financial in Metarie, Louisiana). The market areas encompassing the Comparative Group companies include major metropolitan areas such as Baltimore-MD, Pittsburgh-PA, St. Louis-MO, New Orleans-LA, and Springfield-MA, along with smaller metropolitan areas. The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas with relatively stable economies, steady housing values, and moderate population growth prospects, very similar to that experienced by the Association’s market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

Management

Management’s principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Association competes in an increasingly challenging financial services environment. The normal challenges facing the Association in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to

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leverage the stock offering proceeds. The Association has a senior management team led by two individuals with long tenures at Fraternity Federal and extensive experience in the local banking marketplace. Thomas Sterner serves as Chairman and Chief Executive Officer of the Association, and Richard Schultze serves as President and Chief Operating Officer. As reflected by its historical operating results, we believe that investors will take into account that the Association is professionally and capably managed by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of Fraternity Federal’s management as the Association pursues its growth objectives following the Conversion. Therefore, based on these considerations, we believe no adjustment is warranted relative to the Comparative Group for this factor.

Dividend Policy

Following the Conversion, the Board of Directors of Fraternity Federal initially does not intend to declare of pay cash dividends. However, in the future, the Board may declare and pay regular cash dividends or periodic special cash dividends. In determining whether to declare or pay any dividends, the Board will take into account the Company’s and Association’s financial condition, operating results, tax considerations, capital requirements, industry standards, and economic conditions. No assurances are given by Fraternity Federal that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the ten members of the Comparative Group, four currently pay regular cash dividends and another three companies previously paid regular cash dividends but have suspended the practice at the present time. The average dividend yield of the Comparative

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Group was 0.83% and the median was 0.00% as of December 3, 2010. The average dividend yield of the All Public Thrift aggregate was 1.80% and the median was 1.50% as of December 3, 2010. Although Fraternity Federal has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios. Therefore, we have concluded that no adjustment was warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All ten members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, Fraternity Federal will not apply to have its common stock listed for quotation on the NASDAQ market. Instead, the Company intends to lists its common stock for trading on the Over-the-Counter Bulletin Board (“OTCBB”) following completion of the Conversion. The OTCBB is an electronic quotation system that displays real-time quotes, last sale prices, and volume information for many over-the-counter securities that are not listed on the NASDAQ or a national stock exchange.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers. The number of active buyers and sellers of shares of common stock at any particular time may be more limited on the OTCBB versus a national market such as NASDAQ, which may have an adverse effect on the price at which shares of common stock can be sold. Therefore, purchasers

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of the Company’s shares are likely to encounter a limited trading market for this common stock issue. Because of the Association’s comparatively smaller capital amount and asset size, its resulting market capitalization will also be smaller than the average $26.5 million and median $20.4 million market value of the Comparative Group. Of the ten companies in the Comparative Group, all are traded on NASDAQ and indicated an overall average daily trading volume of approximately 2,200 shares during the past year with each company exceeding a minimum average of approximately 800 shares per day. The Association’s smaller stock issue and OTCBB listing do not offer the relative depth of liquidity afforded by the Comparative Group’s larger market values and NASDAQ trading history. Therefore, we have concluded that a downward adjustment to the Association’s pro forma market value is warranted to address the anticipated illiquidity of its common stock issue.

Subscription Interest

Fraternity Federal has retained the services of Sandler O’Neill & Partners, L.P. to assist in the marketing and sale of the stock offering. The Association’s employee stock ownership plan (“ESOP”) plans to purchase 8.0% of the amount of stock to be sold in the stock offering. Fraternity Federal expects its directors, executive officers and their associates, to purchase 45,000 shares of common stock in the offering for an aggregate amount of $450,000 based on a $10.00 offering price per share. Except for the ESOP, no person may purchase in the aggregate more than $250,000 of the common stock, or 25,000 shares sold in the offering. No person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $400,000 of the common stock, or 40,000 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

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Recent subscription interest in thrift stock conversion offerings has been weak to moderate. While a few have experienced robust interest and received orders above the maximum offering amount, most converting thrifts have moderately exceeded the minimum of offering ranges and two conversion transactions have been deferred due to an inability to sell sufficient shares. As shown in Table 21, the after-market performance of recently converted thrifts has also been mixed with most of the OTCBB issues notably experiencing no material price change in the after-market following the IPO. We are not currently aware of any meaningful market evidence or characteristics that may help predict the likely level of interest in Fraternity Federal’s subscription offering. Accordingly, absent actual results of the Association’s subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

Recent Acquisition Activity

Table 19 summarizes recent acquisition activity involving banks and thrifts based in Maryland. The largest recent acquisition of a Maryland bank or thrift involved the purchase in February 2009 of Chevy Chase Association, F.S.B. by Capital One Financial Corporation, which was followed by the acquisition of Provident Bankshares in May 2009 by M&T Bank Corporation. These acquisitions along with the purchase of AmericasBank Corporation in August 2009 and the recent transaction announced in September 2010 to purchase Maryland Bankcorp were characterized by sellers experiencing financial difficulties and subsequently being acquired at prices below book value. However, this profile of the merger and acquisition environment is occurring nationwide as premiums in bank and thrift acquisitions have been pushed downward to historically low levels. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company’s pro forma market value.

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Table 19

Summary of Recent Maryland Acquisition Activity

Transactions Announced Since January 1, 2006

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Median: 2006 - 2010				144.8	8.24	(0.04)	(0.41)	NA	NA	33.4	160.6	167.1	30.1	13.26
Median: 2007 - 2010				348.1	6.61	(0.55)	(6.40)	NA	NA	48.8	65.9	66.0	NM	5.75
Median: 2006				96.7	10.08	0.91	7.26	NA	NA	22.6	209.7	209.7	30.1	23.14
Old Line Bancshares, Inc.	MD	Maryland Bankcorp, Inc.	B	348.1	8.73	(0.55)	(6.40)	09/01/10	P	20.0	65.9	65.9	NM	5.75
Capital Funding Bancorp	MD	AmericasBank Corp.	B	145.9	5.25	(3.94)	(54.40)	04/03/09	C	0.3	3.5	3.5	NM	0.19
M&T Bank Corporation	NY	Provident Bankshares	B	6,410.5	8.46	(0.26)	(2.64)	12/18/08	C	402.0	71.5	150.3	NM	6.27
Capital One Financial Corp.	VA	Chevy Chase Bank, F.S.B.	T	15,499.5	5.69	0.03	0.52	12/03/08	C	520.0	58.9	66.0	NM	3.35
Eagle Bancorp, Inc.	MD	Fidelity & Trust Financial	B	452.0	6.61	(1.64)	(22.35)	12/02/07	C	48.8	137.3	137.3	NM	10.80
Affinity Financial Corp.	CA	American Partners Bank, FSB	T	140.2	6.39	(3.96)	(40.69)	03/06/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Senator Bank (3)	T	19.1	7.78	(0.10)	(1.33)	01/25/07	C	NA	NA	NA	NA	NA
Bradford Bank	MD	Golden Prague FS&LA (3)	T	29.3	9.27	0.23	2.73	12/28/06	C	NA	NA	NA	NA	NA
Sandy Spring Bancorp, Inc.	MD	CN Bancorp, Inc.	B	151.3	13.58	0.96	7.26	12/13/06	C	44.2	209.7	209.7	30.1	29.23
E*TRADE Financial Corp.	NY	United Medical Bank, FSB	T	29.7	10.12	(10.72)	(95.20)	11/15/06	C	NA	NA	NA	NA	NA
PNC Financial Services	PA	Mercantile Bankshares	B	17,002.7	13.32	1.73	12.59	10/08/06	C	6,027.1	257.6	377.7	20.3	35.45
Community Banks, Inc.	PA	BUCS Financial Corp	T	143.7	8.01	0.30	3.72	09/05/06	C	22.6	184.0	184.0	41.4	15.72
Bradford Bancorp, Inc.	MD	Valley Bancorp, Inc.	T	49.9	10.08	0.91	8.92	07/28/06	C	9.6	190.4	190.4	31.6	19.20
Sterling Financial Corp.	PA	Bay Net Financial, Inc.	T	96.7	7.37	1.10	13.62	03/30/06	C	22.3	337.8	337.8	24.5	23.14

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.
(3)	Mutual to mutual merger.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act was enacted on July 21, 2010, and provides for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also provides for the creation of a consumer financial protection bureau that will have broad authority to issue regulations governing the services and products provided by financial institutions. The implemented legislation could increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, Fraternity Federal will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of September 30, 2010, the Association was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

Stock Market Conditions

Table 20 displays the performance of the SNL All Public Thrift, SNL All Mid-Atlantic Thrift, SNL <$250 Million-Asset Thrift indexes, as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) over various periods. Table 20 also includes a pair of market sorted

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indexes: SNL NASDAQ Thrift and SNL OTCBB/Pink. The various public thrift indexes generally tracked the cyclical trends of the broader stock index in calendar 2008, but were outperformed by the S&P 500 during 2009. The All Public Thrift Index declined by 38.2% in 2008, parallel with the 38.5% decline in the S&P 500. The All Public Thrift Index declined further by 10.2% in 2009, while the S&P 500 rebounded firmly and advanced 23.5% in 2009.

Table 20

Comparative Stock Index Performance

Index	12/31/07- 12/31/08	12/31/08- 12/31/09	12/31/09- 12/03/10	12/31/07- 12/03/10
SNL All Public Thrift	-38.2%	-10.2%	-6.4%	-48.1%
SNL Mid-Atlantic Thrift	-19.4%	-8.7%	3.3%	-24.0%
SNL Thrift <$250 Million	-28.6%	2.4%	-8.3%	-32.9%
SNL NASDAQ Thrift	-5.9%	-12.0%	-10.5%	-25.9%
SNL OTCBB/Pink Thrift	-65.6%	-9.8%	-1.5%	-69.5%
S&P 500 Stock Index	-38.5%	23.5%	9.8%	-16.6%

Source: SNL Financial.

The market for bank and thrift stocks turned sour in the middle of 2008 and plummeted further in the fall of 2008 through the spring of 2009. Rising concerns over the health of the banking system and the viability of several large financial concerns placed increased pressure on financial stock issues. Market prices of banks and thrift stocks were particularly hard hit by the mortgage crisis and dismal real estate market conditions. Financial stocks rebounded starting in March 2009 as Federal Reserve Board and U.S. Treasury stimulus initiatives began to stabilize

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some of the long-term concerns overhanging the credit and capital markets. While the broader market staged a strong rally in 2009, the financial sector continued to suffer due to intensifying credit losses and mounting failures of distressed institutions.

As the banking industry showed increased signs of stabilizing into 2010, the public thrift indexes fared better through the first of half of 2010. However, commencing in the month of July 2010, there was a major sell-off in financial stocks. Trading prices of banks and thrifts fell on the lack of consensus regarding the prospects for economic growth and increased uncertainty about the Federal Reserve’s capacity to revive the stumbling economic recovery. The declining market in the summer months also reflected concerns of a potential “double dip” in the U.S. economy, as growth in consumer spending slowed and unemployment remained at historically high levels. Trading prices of bank and thrift stocks turned weaker again in October 2010 on the heels of negative industry news concerning improper mortgage foreclosure practices and fraudulent documentation. The SNL All Public Thrift Index is on pace to match last year’s negative performance as it is down 6.4% on a year-to-date basis through December 3, 2010, while the S&P 500 managed to stay in the positive range at 9.8% over the same period.

The OTS recently reported that the thrift industry reported positive earnings for the third quarter of 2010, marking the fifth consecutive quarterly profit for the industry. The third quarter profit of $1.77 billion was up from $1.49 billion in the previous quarter and from $1.24 billion in the third quarter one year earlier. Profitability as measured by ROA was 0.77% in the third quarter, as compared to 0.64% in the second quarter and 0.46% in the third quarter a year ago. However, improvements in asset quality were reversed as troubled assets (non-current loans and repossessed assets) increased to 3.45% of assets at the end of the third quarter from 3.35% at the

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end of the previous quarter, but down from 3.65% from one year earlier. Reflecting the challenges that remain, the number of problem thrifts was almost unchanged at 53 thrifts at the end of the third quarter, compared to 54 thrifts at the end of the previous quarter and 43 thrifts a year earlier.

Thrift industry earnings results for the third quarter of 2010 were sustained by improving net interest margins, but continue to be dampened by loan loss provisions. The thrift industry continued to prepare for future asset quality challenges by building its provision for loan losses. Simultaneously, the industry also managed to maintain a solid capital cushion, with equity capital measuring 11.66% of assets at the end of the third quarter, up from 10.70% a year earlier. However, we continue to believe the uncertain industry environment and the volatile swings in the market for bank and thrift stocks warrant a downward adjustment.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 21 presents a summary of standard full conversion offerings since January 1, 2009.

Thrift stock conversion activity had diminished considerably in the wake of the sharp marked downturn in market conditions. There were only four standard conversion offerings in 2008, followed by three such transactions in 2009. Thrift conversion activity accelerated in 2010 as improved market conditions in the first half of the year, increased regulatory uncertainty, and

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mounting capital pressures converged to stimulate interest in the conversion market. Twelve standard thrift conversions have been completed thus far in 2010. The after-market price performance of standard thrift conversion IPOs has been mixed. Of the 15 standard conversion offerings completed since January 1, 2009, the average and median one-week price changes were 6.5% and 1.5%, respectively. The after-market performance for thrift conversions listed on the OTCBB or Pink Sheets exhibited average and median one-week price changes of 0.0%. As shown in Table 21, the cumulative price changes for OTCBB/Pink Sheet listed conversions were an average of 4.8% and median of 3.0% as compared to the NASDAQ listed conversions posting cumulative average and median price gains of 29.5% and 25.6%, respectively.

In previous market cycles, newly converted thrifts had been trading upward to a range approaching existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. To price a new offering at a high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations along with the resulting price-to-earnings ratios and produce very marginal returns on equity.

Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate market conditions. Moreover, the uneven after-market price performance of thrift IPOs provides added reason to continue to factor in a new issue discount for valuation of current thrift IPOs.

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Table 21

Summary of Recent Standard Conversion Stock Offerings

Transactions Completed Since January 1, 2009

						Pro Forma Ratios					After-Market Trading Price Change
Company	State	Stock Exchange	IPO Conv. Date	Total Assets ($Mil.)	Gross Offering Proceeds ($Mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	IPO Price ($)	12/03/10 Closing Price ($)	One Day (%)	One Week (%)	One Month (%)	Change Through 12/03/10 (%)
Average - All Standard Offerings	NA	NA	NA	305.9	32.2	52.8	53.4	19.9	NA	NA	7.0	6.5	8.0	16.3
Median - All Standard Offerings	NA	NA	NA	157.2	11.1	54.2	55.9	18.6	NA	NA	0.0	1.5	5.0	15.1
Average - OTCBB/Pink Sheets	NA	NA	NA	100.1	6.4	47.7	47.7	22.8	NA	NA	0.0	0.0	3.0	4.8
Median - OTCBB/Pink Sheets	NA	NA	NA	67.3	5.3	45.2	45.2	22.5	NA	NA	0.0	0.0	2.5	3.0
Average - NASDAQ listed	NA	NA	NA	619.6	61.8	58.6	59.8	17.1	NA	NA	15.0	13.9	13.6	29.5
Median - NASDAQ listed	NA	NA	NA	441.8	46.3	59.4	59.4	14.9	NA	NA	16.0	14.0	9.9	25.6
SP Bancorp, Inc.	TX	NASDAQ	11/01/10	233.9	17.3	55.9	55.9	NM	10.00	9.15	(6.0)	(6.2)	(9.9)	(8.5)
Madison Bancorp, Inc.	MD	OTCBB	10/07/10	150.7	6.1	44.0	44.0	NM	10.00	10.50	0.0	0.0	0.0	5.0
Standard Financial Corp.	PA	NASDAQ	10/07/10	395.8	34.8	49.4	57.0	10.7	10.00	13.63	19.0	18.5	29.5	36.3
Century Next Financial Corp.	LA	OTCBB	10/01/10	90.7	10.6	61.5	61.5	21.4	10.00	11.20	0.0	(5.0)	5.0	12.0
United-American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	10.10	0.0	(5.0)	5.0	1.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	12.27	4.0	7.5	4.2	22.7
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	12.50	0.0	5.0	10.0	25.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	5.07	0.0	0.0	(1.0)	(49.3)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	12.59	3.9	1.5	3.0	25.9
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	12.56	18.5	14.0	9.9	25.6
Versailles Financial Corporation(1)	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	11.51	16.0	15.0	10.6	15.1
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	18.94	49.9	47.2	48.0	89.4
St. Joseph Bancorp, Inc.(1)	MO	Pink Sheets	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	14.50	0.0	5.0	5.0	45.0

(1)	There have been no reported trades of this common stock issue through December 3, 2010.

Source: SNL Financial.

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Adjustments Conclusion

It is our opinion that the Association’s pro forma valuation should be discounted relative to the Comparative Group because of factors associated with earnings prospects, liquidity of the issue, stock market conditions, and the new issue discount, offset partially by the premium accorded for financial condition. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-earnings ratios. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

Valuation Approach

In determining the estimated pro forma market value of Fraternity Federal, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). Table 22 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of December 3, 2010. As shown in Table 22, the median P/B and P/TB ratio for the Comparative Group was 56.6%, and the median P/E ratio was 57.8x. On a core earnings basis, the median core P/E of the Comparative Group was 44.4x. Most of the Comparative Group companies reported P/E ratios that were either negative due to losses or distortedly high due to low levels of profitability. Such ratios are represented as not meaningful (“NM”) and are not utilized for comparative analysis.

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Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock. However, as noted above, the P/E ratio is not useful for companies reporting negative earnings such as Fraternity Federal. The Association’s LTM earnings for the period ended September 30, 2010 amounted to a loss of $495,000. On a core earnings basis, which excludes the Association’s gain on sales of investments, the Association’s LTM core earnings amounted to a loss of $695,000. Therefore, in the absence of meaningful earnings results, more reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

Based on our comparative financial and valuation analyses, we concluded that the Association should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B and P/TB ratio of 45.8% for the Association, which reflects an aggregate midpoint value of $12.0 million based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $10.2 million reflects a 41.4% P/B ratio and the resulting maximum value of $13.8 million reflects a 49.7% P/B ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $15.87 million and a P/B ratio of 53.6%.

The Association’s pro forma midpoint P/B and P/TB ratios of 45.8% reflect a discount of 19.1% to the Comparative Group median P/B ad P/TB ratio of 56.6%. The Association’s pro forma maximum P/B and P/TB of 49.7% reflect a discount of 12.2% to the Comparative Group median P/B and P/TB ratio of 56.6%. At the adjusted maximum, the Association’s pro forma P/B and P/TB ratio of 53.6% is positioned at a 5.3% discount to the Comparative Group median P/B and P/TB ratio of 56.6. Based on the Valuation Range as indicated above, the Association’s pro forma P/E ratios reflected negative values represented as NM or not meaningful due to the Association’s negative earnings position.

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Based on the price-to-assets valuation metric, the Association’s pro forma midpoint of $12.0 million reflects a corresponding P/A ratio of 6.81%, ranging from 5.84% at the pro forma valuation minimum to 7.76% and 8.83% at the maximum and adjusted maximum, respectively. The Association’s strong capitalization level resulted in P/A ratio premiums at the upper end of the range in contrast to the Comparative Group average P/A ratio of 6.82% and median P/A ratio of 5.52%.

On a pro forma basis, the Company’s ratio of equity to assets ranges from 14.10% at the valuation minimum and 14.87% at the midpoint to 15.63% and 16.48% at the maximum and adjusted maximum, respectively. However, we note that the Association’s higher pro forma P/A valuation ratios are also indicative of the challenge facing the Association in generating a competitive ROE and advancing the other valuation metrics to trading market levels.

Valuation Conclusion

It is our opinion that, as of December 3, 2010, the aggregate estimated pro forma market value of the Association on a fully converted basis was within the Valuation Range of $10,200,000 to $13,800,000 with a midpoint of $12,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $15,870,000.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Association’s pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

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Table 22

Comparative Pro Forma Market Valuation Analysis

Fraternity Federal S&LA and the Comparative Group

Computed from Market Price Data as of December 3, 2010

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Fraternity Federal S&LA(1)
Pro Forma Minimum	10.00	10.2	NM	NM	41.4	41.4	5.84	14.10	14.10	0.00
Pro Forma Midpoint	10.00	12.0	NM	NM	45.8	45.8	6.81	14.87	14.87	0.00
Pro Forma Maximum	10.00	13.8	NM	NM	49.7	49.7	7.76	15.63	15.63	0.00
Pro Forma Adj. Maximum	10.00	15.9	NM	NM	53.6	53.6	8.83	16.48	16.48	0.00
Comparative Group Average	NA	26.5	51.9	40.1	57.4	58.0	6.82	11.79	11.65	0.83
Comparative Group Median	NA	20.4	57.8	44.4	56.6	56.6	5.52	10.52	10.37	0.00
All Public Thrift Average(2)	NA	323.5	22.6	20.2	76.6	83.3	8.51	11.43	10.74	1.80
All Public Thrift Median(2)	NA	60.4	14.5	14.5	74.9	76.8	7.07	10.60	9.65	1.50
Comparative Group
BCSB Bancorp, Inc.	10.99	34.3	57.8	52.3	67.3	67.4	5.62	9.89	9.88	0.00
Citizens Community Bancorp	4.20	21.5	30.0	12.1	38.1	43.1	3.73	9.78	8.75	0.00
CMS Bancorp, Inc.	9.55	17.8	NM	NM	81.8	81.8	7.19	8.79	8.79	0.00
First Advantage Bancorp	12.20	49.6	67.8	36.4	74.7	74.7	14.54	19.47	19.47	1.64
First Bancshares, Inc.	6.27	9.7	NM	NM	43.2	43.4	4.53	10.49	10.44	0.00
First Federal of Nrthrn. Mich. Bncp.	2.70	7.8	NM	NM	32.6	33.6	3.45	10.57	10.29	0.00
GS Financial Corp.	10.26	12.9	NM	NM	45.8	45.8	4.83	10.55	10.55	3.90
Hampden Bancorp, Inc.	10.40	71.1	NM	NM	77.1	77.1	12.59	16.33	16.33	1.15
WSB Holdings, Inc.	2.65	21.0	NM	NM	40.6	40.6	5.42	13.37	13.37	0.00
WVS Financial Corp.	9.69	19.9	NM	59.4	72.5	72.5	6.28	8.66	8.66	1.65

(1)

Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $10.2 million at the minimum, $12.0 million at the midpoint, $13.8 million at the maximum, and $15.87 million at the adjusted maximum of the valuation range.

(2)	Excludes companies subject to mutual holding company ownership or pending acquisition.

Source: Fraternity Federal S&LA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Consolidated Balance Sheets

Fraternity Federal Savings and Loan Association

As of December 31, 2008 and 2009 and September 30, 2010

(Dollars in Thousands)

	Sept. 30,	December 31,
	2010	2009	2008
ASSETS
Cash and due from banks	$3,643	$4,401	$2,574
Interest-bearing deposits in other banks	23,740	9,507	8,865
Securities available-for-sale, at fair value	13,168	24,116	8,526
Securities held-to-maturity, at amortized cost	—	—	7,447
Loans receivable, net	115,621	120,092	136,547
Investment in bank-owned life insurance	4,127	3,984	2,319
Other real estate owned	871	—	—
Property and equipment, net	782	812	699
Federal Home Loan Bank stock, at cost	1,450	1,354	1,597
Ground rents, net of valuation allowance	861	864	885
Accrued interest receivable	609	722	670
Deferred income taxes	—	—	95
Other assets	1,593	1,124	464

TOTAL ASSETS	$166,466	$166,976	$170,688

LIABILITIES AND EQUITY
Deposits	$125,696	$125,960	$124,913
Federal Home Loan Bank advances	22,667	22,917	28,417
Advances by borrowers for taxes and insurance	840	644	580
Other liabilities	817	463	303

Total liabilities	150,020	149,984	154,213

Retained earnings	16,432	17,003	16,660
Accumulated other comprehensive income (loss)	14	(11)	(185)

Total equity	16,446	16,992	16,475

TOTAL LIABILITIES AND EQUITY	$166,466	$166,976	$170,688

Source: Fraternity Federal, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Consolidated Income Statements

Fraternity Federal Savings and Loan Association

For the Years Ended December 31, 2008 and 2009

And the Nine Months Ended September 30, 2009 and 2010

(Dollars in Thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Total interest income	$5,671	$6,302	$8,272	$8,996
Total interest expense	2,915	3,676	4,805	5,856

Net interest income	2,756	2,626	3,467	3,137
Provision for loan losses	1,164	51	51	5

Net interest income after provision	1,592	2,575	3,416	3,132
Loss on sale of fixed assets	—	(3)	(3)	—
Gain on sale of investments	178	98	229	91
Income on bank-owned life insurance	144	115	165	119
Gain on sale of loans	72	201	224	28
Other income	47	60	78	84

Total non-interest income	441	471	692	323

Salaries and employee benefits	1,666	1,493	2,007	1,882
Occupancy expense	489	449	608	577
Advertising	40	284	48	64
Data processing expense	189	165	227	211
Directors fees	74	64	88	89
Pension termination expense	—	—	—	300
Other general and administrative expenses	596	485	669	477

Total non-interest expense	3,053	2,685	3,646	3,600

Income (loss) before income tax expense	(1,020)	361	462	(145)
Income tax expense (benefit)	(448)	95	119	(153)

Net income	$(572)	$266	$343	$8

Source: Fraternity Federal, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2008 and 2009 and September 30, 2010

(Dollars in Thousands)

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Real estate mortgage loans:
One- to four-family	$88,504	75.45%	$89,313	74.37%	$108,696	79.60%
Lines of credit	13,481	10.98	12,305	10.25	13,154	9.63
Commercial	3,987	3.37	4,197	3.50	3,594	2.63
Residential construction	7,093	7.46	10,437	8.69	7,724	5.66
Land	3,410	3.22	3,939	3.28	3,536	2.59

Total real estate loans	116,475	100.49	120,192	100.09	136,704	100.11
Consumer loans	50	0.05	33	0.03	42	0.03
Commercial loans	29	0.02	27	0.02	29	0.02

Total other loans	79	0.07	60	0.05	71	0.05
Total loans	116,554	100.56	120,252	100.14	136,775	100.16
Less:
Deferred loan origination costs	171	0.12	117	0.10	44	0.03
Allowance for loan losses	(1,105)	(0.68)	(277)	(0.23)	(272)	(0.20)

Net loans	$115,621	100.00%	$120,092	100.00%	$136,547	100.00%

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Net Loan Activity

For the Years Ended December 31, 2008 and 2009

And the Nine Months Ended September 30, 2009 and 2010

(Dollars in Thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008
Total loans at beginning of period	$120,252	$136,775	$136,775	$131,311
Loans originated
Real estate loans:
One-to-four-family	11,878	25,537	29,531	16,363
Lines of credit	4,976	3,817	4,566	7,771
Commercial real estate	535	700	700	1,538
Residential construction	4,590	2,287	5,602	6,084
Land	456	428	428	1,416
Commercial	24	12	17	30
Consumer	43	25	32	27

Total loans originated	22,502	32,806	40,876	33,229
Loans purchased
Real estate loans:
One-to four-family	17	181	248	224
Lines of credit	—	—	—	—
Commercial real estate	—	—	—	—
Residential construction	—	—	—	—
Land	—	—	—	—
Commercial	—	—	—	—
Consumer	—	—	—	—

Total loans purchased	17	181	248	224
Deduct:
Loan principal repayments	(20,761)	(29,171)	(36,422)	(19,634)
Loan sales	(5,118)	(19,332)	(21,179)	(8,354)
Charge-offs	(337)	(4)	(46)	—

Net loan activity	(3,697)	(15,520)	(16,523)	5,464

Total loans at end of period	$116,554	$121,256	$120,252	$136,775

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Investment Portfolio Composition

As of December 31, 2008 and 2009 and September 30, 2010

(Dollars in Thousands)

	September 30,		December 31,
	2010		2009		2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Investments available-for-sale:
U.S. govt. agency obligations	$4,288	$4,316	$12,310	$12,198	$3,616	$3,653
Mortgage-backed securities	7,865	7,853	10,399	10,485	5,211	4,872
Bank notes	992	999	1,426	1,443	—	—
Investments held-to-maturity:
Mortgage-backed securities	—	—	—	—	7,447	7,567

Total investment securities	$13,145	$13,168	$24,135	$24,116	$16,274	$16,092

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-6

Deposit Account Distribution

As of December 31, 2008 and 2009 and September 30, 2010

(Dollars in Thousands)

	September 30,		December 31,
	2010		2009		2008
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing deposits	$447	0.36%	$760	0.60%	$685	0.55%
Interest-bearing deposits:
Time deposits	105,666	84.06	105,706	83.93	104,679	83.80
NOW and money market	4,534	3.61	4,637	3.68	4,490	3.59
Passbook savings	12,751	10.14	12,501	9.92	12,753	10.21
Brokered deposits	2,297	1.83	2,357	1.87	2,305	1.85

Total int.-bearing deposits	125,249	99.64	125,200	99.40	124,228	99.45
Total deposits	$125,696	100.00%	$125,960	100.00%	$124,913	100.00%

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-7

Borrowed Funds Distribution

As of or For the Years Ended December 31, 2008 and 2009

And As of or For the Nine Months Ended September 30, 2010

(Dollars in Thousands)

	Nine Months Ended Sept. 30,	Year Ended December 31,
	2010	2009	2008
FHLB Advances
Average balance outstanding	$23,333	$23,493	$25,521
Maximum outstanding at any month-end	$27,889	28,306	28,750
Balance outstanding at period-end	$22,667	22,917	28,417
Weighted average rate during period	3.82%	3.17%	3.50%
Weighted average rate at end of period	3.91%	3.20%	2.98%

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-8

Office Facilities

As of September 30, 2010

(Dollars in Thousands)

Location	Year Opened	Approximate Square Footage	Owned/ Leased	Lease Expiration Date	Net Book Value	9/30/10 Deposits
Main Office:
764 Washington Boulevard Baltimore, Maryland 21230	1913	10,663	Owned	NA	$276	$19,051

Branch Offices:

Scotts Corner Shopping Center 10283 York Road Cockeysville, Maryland 21030	1995	3,000	Leased	1/31/15	NA	46,358

Normandy Shopping Center 8460 Baltimore National Pike Ellicott City, Maryland 21403	1964	3,388	Leased	4/30/16	NA	55,787

Green Mount Station 1631 N. Main Street Hampstead, Maryland 21074	2009	2,400	Leased	9/30/24	NA	4,815

Source: Fraternity Federal, preliminary prospectus.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/03/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts(1)
Abington Bancorp, Inc.	PA	ABBC	1,258	16.92	16.92	0.30	1.75	11.73	236.5	61.7	61.7	111.1	111.1	18.80	2.05
Anchor BanCorp Wisconsin Inc.	WI	ABCW	3,804	0.66	0.66	(1.11)	(122.75)	1.04	22.6	NM	NM	NM	NM	0.61	0.00
Astoria Financial Corporation	NY	AF	18,937	6.56	5.63	0.29	4.77	12.76	1,248.9	20.3	20.2	100.6	118.2	6.60	4.08
Athens Bancshares Corporation	TN	AFCB	286	17.65	17.53	0.11	0.72	11.51	32.0	NA	NA	63.3	63.8	11.17	1.74
Bank Mutual Corporation	WI	BKMU	3,432	11.62	10.22	0.15	1.30	4.82	220.5	40.2	NM	55.7	64.4	6.43	2.49
BankAtlantic Bancorp, Inc.	FL	BBX	4,528	1.42	1.09	(3.18)	(109.61)	0.80	49.4	NM	NM	78.9	102.9	1.11	0.00
BankFinancial Corporation	IL	BFIN	1,570	16.53	15.14	(0.03)	(0.16)	9.44	198.8	NM	NM	76.6	85.0	12.66	2.97
BCSB Bancorp, Inc.	MD	BCSB	621	9.89	9.88	0.20	2.00	10.99	34.3	57.8	52.3	67.3	67.4	5.62	0.00
Beacon Federal Bancorp, Inc.	NY	BFED	1,059	10.25	10.25	0.46	4.74	11.00	71.0	13.8	11.3	65.3	65.3	6.69	1.82
Berkshire Hills Bancorp, Inc.	MA	BHLB	2,798	13.68	7.97	(0.52)	(3.56)	20.51	288.1	NM	NM	75.2	137.7	10.29	3.12
BofI Holding, Inc.	CA	BOFI	1,518	8.75	8.75	1.60	19.18	13.96	142.8	6.2	8.2	111.8	111.8	9.43	0.00
Broadway Financial Corporation	CA	BYFC	509	6.44	6.44	(1.10)	(17.73)	2.51	4.4	NM	NM	26.1	26.1	0.89	0.00
Brookline Bancorp, Inc.	MA	BRKL	2,660	18.70	17.29	1.02	5.48	10.35	611.4	23.0	24.0	123.4	135.9	23.00	3.29
Cape Bancorp, Inc.	NJ	CBNJ	1,054	12.65	10.70	0.41	3.40	8.35	111.2	23.2	15.3	83.3	100.7	10.55	0.00
Carver Bancorp, Inc.	NY	CARV	755	4.64	4.62	(3.36)	(41.71)	2.08	5.2	NM	NA	32.2	32.5	0.70	0.00
Central Bancorp, Inc.	MA	CEBK	526	8.79	8.40	0.41	4.99	14.00	23.3	13.6	10.8	63.9	68.0	4.52	1.43
Central Federal Corporation	OH	CFBK	287	5.77	5.72	(2.83)	(37.62)	0.75	3.1	NM	NM	32.6	33.0	1.10	0.00
CFS Bancorp, Inc.	IN	CITZ	1,119	10.17	10.17	0.42	4.07	5.29	57.4	12.3	17.0	50.4	50.4	5.13	0.76
Chicopee Bancorp, Inc.	MA	CBNK	569	16.49	16.49	0.02	0.13	12.32	75.8	NM	NM	81.7	81.7	13.47	0.00
Citizens Community Bancorp, Inc.	WI	CZWI	576	9.78	8.75	0.13	1.35	4.20	21.5	30.0	12.1	38.1	43.1	3.73	0.00
Citizens South Banking Corporation	NC	CSBC	1,088	8.80	8.64	(2.05)	(21.28)	4.50	51.8	NM	NM	68.9	70.6	4.85	0.84
CMS Bancorp, Inc.	NY	CMSB	247	8.79	8.79	0.07	0.79	9.55	17.8	NM	NA	81.8	81.8	7.19	0.00
Colonial Financial Services, Inc.	NJ	COBK	593	11.82	11.82	0.65	7.60	10.55	44.2	11.2	10.2	62.8	62.8	7.43	0.00
Community Financial Corporation	VA	CFFC	539	9.12	9.12	0.41	4.52	3.33	14.5	9.8	9.8	39.4	39.4	2.76	0.00
Danvers Bancorp, Inc.	MA	DNBK	2,631	11.16	10.01	0.65	5.71	15.45	323.3	19.3	18.7	110.5	124.8	12.33	1.04
Dime Community Bancshares, Inc.	NY	DCOM	3,997	8.07	6.77	0.96	12.71	14.11	488.0	12.2	11.6	151.2	182.7	12.20	3.97
Eagle Bancorp Montana, Inc.	MT	EBMT	331	16.40	16.40	0.78	6.26	9.87	40.3	17.0	17.2	74.3	74.3	12.18	2.84
Elmira Savings Bank, FSB	NY	ESBK	503	11.34	8.99	0.98	8.77	16.75	32.9	9.7	10.3	85.5	128.9	6.80	4.78
ESB Financial Corporation	PA	ESBF	1,940	9.01	6.96	0.66	7.62	14.81	178.2	13.5	12.3	101.9	134.7	9.19	2.70
ESSA Bancorp, Inc.	PA	ESSA	1,072	16.01	16.01	0.43	2.49	12.88	168.8	35.8	43.4	NA	NA	NA	1.55

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/03/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
FedFirst Financial Corporation	PA	FFCO	345	17.30	16.97	0.31	2.49	13.25	39.7	36.8	35.9	66.6	68.2	11.50	0.91
FFD Financial Corporation	OH	FFDF	206	9.01	9.01	0.60	6.62	13.57	13.7	11.4	11.4	74.1	74.1	6.67	5.01
Fidelity Bancorp, Inc.	PA	FSBI	697	7.12	6.76	0.09	1.41	5.65	17.2	62.8	8.8	40.3	42.9	2.50	1.42
First Advantage Bancorp	TN	FABK	345	19.47	19.47	0.23	1.14	12.20	49.6	67.8	36.4	74.7	74.7	14.54	1.64
First Bancshares, Inc.	MO	FBSI	215	10.49	10.44	(0.82)	(7.44)	6.27	9.7	NM	NM	43.2	43.4	4.53	0.00
First Capital, Inc.	IN	FCAP	452	10.75	9.65	0.71	6.93	15.59	43.5	13.3	13.2	89.6	101.0	9.61	4.87
First Clover Leaf Financial Corp.	IL	FCLF	579	13.52	11.60	0.34	2.57	5.71	NA	NA	NA	NA	NA	NA	4.20
First Community Bank Corporation	FL	FCFL	506	6.01	6.01	(3.85)	(48.07)	1.81	9.9	NM	NM	83.0	83.0	2.03	0.00
First Defiance Financial Corp.	OH	FDEF	2,042	11.80	8.95	0.31	2.70	11.65	94.6	21.6	13.4	46.2	67.3	4.71	0.00
First Federal Bancshares of Arkansas	AR	FFBH	632	6.24	6.24	(3.37)	(51.12)	1.23	5.9	NM	NM	25.6	25.6	0.96	0.00
First Federal of North. Mich. Bancorp	MI	FFNM	226	10.57	10.29	(1.08)	(10.53)	2.70	7.8	NM	NM	32.6	33.6	3.45	0.00
First Financial Holdings, Inc.	SC	FFCH	3,323	9.58	8.53	(1.08)	(10.86)	11.26	186.1	NM	NM	73.5	86.5	5.71	1.78
First Financial Northwest, Inc.	WA	FFNW	1,280	13.64	13.64	(5.11)	(31.95)	3.35	63.0	NM	NM	36.1	36.1	4.92	0.00
First PacTrust Bancorp, Inc.	CA	FPTB	863	11.46	11.46	0.10	0.87	12.79	110.8	NM	NM	68.1	68.1	6.43	3.13
First Place Financial Corp.	OH	FPFC	3,153	8.01	7.75	(0.97)	(11.45)	2.25	38.2	NM	NM	20.9	22.0	1.24	0.00
First Savings Financial Group, Inc.	IN	FSFG	508	10.85	9.35	0.53	4.91	14.50	35.0	12.4	8.2	NA	NA	NA	0.00
Flagstar Bancorp, Inc.	MI	FBC	13,837	7.67	7.67	(1.80)	(28.00)	1.33	358.2	NM	NM	25.1	25.1	1.50	0.00
Flushing Financial Corporation	NY	FFIC	4,247	9.27	8.89	0.87	9.73	13.75	429.5	12.1	10.7	109.2	114.3	10.11	3.78
Fox Chase Bancorp, Inc.	PA	FXCB	1,131	18.13	18.13	(0.05)	(0.40)	10.50	152.8	NM	NM	74.5	74.5	13.51	0.00
GS Financial Corp.	LA	GSLA	267	10.55	10.55	(0.14)	(1.37)	10.26	12.9	NM	NM	45.8	45.8	4.83	3.90
Hampden Bancorp, Inc.	MA	HBNK	574	16.33	16.33	0.06	0.37	10.40	71.1	NM	NM	77.1	77.1	12.59	1.15
Harleysville Savings Financial Corp.	PA	HARL	857	6.22	6.22	0.59	9.69	14.75	54.4	10.9	10.9	102.0	102.0	6.35	5.15
Heritage Financial Group, Inc.	GA	HBOSD	683	9.23	9.03	(0.21)	(2.01)	10.92	95.9	NM	NM	150.8	154.4	13.92	3.93
HF Financial Corp.	SD	HFFC	1,260	7.41	7.09	0.44	5.94	11.04	76.9	12.8	13.4	82.3	86.4	6.10	4.08
Hingham Institution for Savings	MA	HIFS	991	7.19	7.19	1.03	14.48	43.17	91.7	9.3	9.3	128.7	128.7	9.25	2.22
HMN Financial, Inc.	MN	HMNF	907	8.83	8.83	(1.88)	(19.59)	2.92	12.6	NM	NM	22.5	22.5	1.42	0.00
Home Bancorp, Inc.	LA	HBCP	698	18.91	18.69	0.52	2.46	13.78	113.3	32.8	24.5	86.7	88.0	16.40	0.00
Home Federal Bancorp, Inc.	ID	HOME	1,483	13.83	13.60	(0.44)	(1.97)	11.67	194.7	NM	NM	95.0	96.8	13.13	1.89
HopFed Bancorp, Inc.	KY	HFBC	1,121	10.64	10.57	0.74	8.59	8.99	65.9	5.5	6.9	65.2	65.7	5.98	3.49
Hudson City Bancorp, Inc.	NJ	HCBK	60,617	9.28	9.04	0.91	10.10	12.09	6,366.6	10.8	12.1	113.2	116.5	10.50	4.96
Jacksonville Bancorp, Inc.	IL	JXSB	304	12.11	11.31	0.61	6.52	10.25	19.8	11.1	14.1	53.7	58.0	6.50	2.93

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/03/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Jefferson Bancshares, Inc.	TN	JFBI	644	8.82	8.48	(3.71)	(33.92)	3.05	20.3	NM	NM	35.7	37.3	3.15	0.00
Kaiser Federal Financial Group, Inc.	CA	KFFG	878	10.95	10.54	0.42	3.94	9.88	94.4	26.7	26.4	98.2	102.5	10.76	2.02
Legacy Bancorp, Inc.	MA	LEGC	972	12.08	10.68	(0.76)	(5.85)	8.01	69.2	NM	NM	59.0	67.8	7.13	2.50
Louisiana Bancorp, Inc.	LA	LABC	322	19.11	19.11	0.75	3.46	14.55	55.1	23.9	27.4	89.7	89.7	17.14	0.00
LSB Financial Corp.	IN	LSBI	385	9.12	9.12	0.36	3.90	11.55	17.9	13.4	13.4	51.2	51.2	4.66	0.00
Mayflower Bancorp, Inc.	MA	MFLR	249	8.52	NA	0.54	6.54	8.18	17.0	12.6	NA	80.4	NA	6.85	2.93
Meta Financial Group, Inc.	IA	CASH	961	7.26	6.99	0.95	17.01	14.10	43.9	4.7	5.9	62.3	64.8	4.52	3.69
MutualFirst Financial, Inc.	IN	MFSF	1,440	9.28	8.97	0.25	2.69	8.65	60.4	34.6	13.1	59.3	62.3	4.29	2.77
NASB Financial, Inc.	MO	NASB	1,416	11.68	11.51	0.67	6.14	14.41	113.4	11.1	21.1	68.6	69.7	8.01	0.00
New Hampshire Thrift Bancshares	NH	NHTB	1,003	9.30	6.61	0.79	8.44	12.16	70.2	10.0	14.5	84.2	128.9	7.07	4.28
New York Community Bancorp, Inc.	NY	NYB	41,706	13.18	7.59	1.36	10.67	17.30	7,536.1	13.1	14.3	137.1	253.4	18.07	5.78
Newport Bancorp, Inc.	RI	NFSB	453	10.79	10.79	0.31	2.76	11.80	41.2	29.5	27.0	83.5	83.5	9.01	0.00
North Central Bancshares, Inc.	IA	FFFD	456	10.97	10.97	0.48	4.46	15.90	21.5	13.0	15.4	54.0	54.0	4.82	0.25
Northwest Bancshares, Inc.	PA	NWBI	8,143	16.15	14.30	0.57	3.82	10.92	1,210.0	26.0	21.8	92.0	106.2	14.86	3.66
OBA Financial Services, Inc.	MD	OBAF	366	21.99	21.99	(0.13)	(0.78)	12.59	58.3	NA	NA	72.5	72.5	15.93	0.00
Ocean Shore Holding Co.	NJ	OSHC	838	11.85	11.85	0.67	5.59	11.25	82.1	14.4	14.4	82.7	82.7	9.79	2.13
OceanFirst Financial Corp.	NJ	OCFC	2,225	8.96	8.96	0.86	9.48	12.55	236.2	13.6	13.2	118.5	118.5	10.61	3.82
OmniAmerican Bancorp, Inc.	TX	OABC	1,126	17.88	17.88	0.13	0.88	12.56	149.5	NA	NA	74.3	74.3	13.27	0.00
Oneida Financial Corp.	NY	ONFC	648	13.73	10.32	0.60	5.58	7.85	56.2	16.0	13.0	65.1	91.1	8.71	6.11
Oritani Financial Corp.	NJ	ORIT	2,466	26.25	26.25	0.51	3.09	11.43	642.4	57.2	59.3	99.2	99.2	26.05	3.50
Park Bancorp, Inc.	IL	PFED	215	9.81	9.81	(2.33)	(22.25)	4.20	5.0	NM	NM	23.7	23.7	2.33	0.00
Parkvale Financial Corporation	PA	PVSA	1,821	6.56	5.09	(0.80)	(10.89)	7.81	43.2	NM	6.7	49.2	72.7	2.41	1.02
Peoples Federal Bancshares, Inc.	MA	PEOP	546	20.95	20.95	(0.03)	(0.27)	12.27	87.6	NA	NA	76.6	76.6	16.05	0.00
People’s United Financial, Inc.	CT	PBCT	21,897	24.50	17.85	0.36	1.48	12.96	4,809.3	58.9	38.7	88.4	132.0	21.65	4.78
Provident Financial Holdings, Inc.	CA	PROV	1,389	9.54	9.54	0.75	8.64	6.73	76.8	6.2	6.4	58.0	58.0	5.53	0.59
Provident Financial Services, Inc.	NJ	PFS	6,782	13.58	8.83	0.65	4.93	14.25	860.0	18.0	17.1	92.7	150.4	12.59	3.09
Provident New York Bancorp	NY	PBNY	3,021	14.27	9.33	0.70	4.82	9.81	375.4	18.2	22.7	87.1	140.9	12.42	2.45
Pulaski Financial Corp.	MO	PULB	1,452	8.01	7.75	0.24	2.80	7.60	82.3	63.3	60.3	96.6	101.4	5.79	5.00
PVF Capital Corp.	OH	PVFC	837	9.83	9.83	(0.39)	(4.64)	1.96	50.3	NM	NM	61.1	61.1	6.01	0.00
River Valley Bancorp	IN	RIVR	382	8.49	8.47	0.64	8.10	13.92	21.1	9.7	10.8	76.8	77.0	5.59	6.04
Riverview Bancorp, Inc.	WA	RVSB	859	12.36	9.64	(0.36)	(3.38)	2.36	53.0	NM	NM	50.2	66.4	6.18	0.00

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

Company	State	Ticker	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 12/03/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
Severn Bancorp, Inc.	MD	SVBI	976	10.84	10.81	(0.21)	(1.98)	3.03	30.5	NM	NM	38.5	38.7	3.21	0.00
SP Bancorp, Inc.	TX	SPBC	234	7.51	7.51	NA	2.13	9.15	15.8	NA	NA	NA	NA	NA	0.00
Standard Financial Corp.	PA	STND	435	10.42	8.39	0.72	6.56	13.63	47.4	NA	NA	NA	NA	NA	0.00
Superior Bancorp	AL	SUPR	3,167	0.49	0.05	(6.30)	(109.14)	0.50	6.3	NM	NM	211.0	NM	0.20	0.00
Teche Holding Company	LA	TSH	762	9.92	9.48	0.93	9.43	32.25	67.1	9.6	9.4	88.9	93.5	8.81	4.40
Territorial Bancorp Inc.	HI	TBNK	1,441	15.67	15.67	0.77	4.89	18.94	231.7	19.5	17.4	102.6	102.6	16.07	1.48
TF Financial Corporation	PA	THRD	703	10.63	10.05	0.54	5.33	21.55	57.9	14.3	15.5	77.5	82.5	8.24	3.71
Timberland Bancorp, Inc.	WA	TSBK	743	11.50	10.75	(0.32)	(2.65)	3.51	24.7	NM	NM	35.5	39.0	3.40	0.00
TrustCo Bank Corp NY	NY	TRST	3,832	6.82	6.80	0.83	12.30	5.82	448.9	14.6	15.7	171.6	172.0	11.70	4.51
United Community Financial Corp.	OH	UCFC	2,318	8.69	8.67	(1.55)	(16.13)	1.20	37.1	NM	NM	18.4	18.5	1.60	0.00
United Financial Bancorp, Inc.	MA	UBNK	1,545	14.37	13.90	0.58	3.85	14.88	240.0	26.6	21.7	108.4	112.7	15.57	2.15
ViewPoint Financial Group, Inc.	TX	VPFG	2,986	13.19	13.16	0.54	5.25	10.57	368.3	23.0	22.7	93.5	93.7	12.33	1.51
Washington Federal, Inc.	WA	WFSL	13,486	13.65	11.98	0.89	6.55	15.26	1,717.1	14.5	34.9	93.2	108.3	12.73	1.31
Wayne Savings Bancshares, Inc.	OH	WAYN	411	9.43	8.97	0.58	6.33	8.50	25.5	10.5	10.6	66.0	69.7	6.22	2.82
Westfield Financial, Inc.	MA	WFD	1,253	19.09	19.09	0.30	1.47	8.30	234.7	63.9	NM	98.3	98.3	18.77	2.89
WSB Holdings, Inc.	MD	WSB	386	13.37	13.37	(0.94)	(7.62)	2.65	21.0	NM	NM	40.6	40.6	5.42	0.00
WSFS Financial Corporation	DE	WSFS	3,799	9.73	9.42	0.32	3.78	45.65	387.9	38.7	35.4	122.2	127.5	10.35	1.05
WVS Financial Corp.	PA	WVFC	318	8.66	8.66	0.07	0.89	9.69	19.9	NM	59.4	72.5	72.5	6.28	1.65
Average	NA	NA	2,823	11.43	10.74	(0.10)	(3.43)	NA	323.5	22.6	20.2	76.6	83.3	8.51	1.80
Median	NA	NA	893	10.60	9.65	0.34	2.73	NA	60.4	14.5	14.5	74.9	76.8	7.07	1.50

(1)	Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: SNL Financial; Feldman Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.42%, which represented the yield on two-year U.S. Treasury securities at September 30, 2010. The effective corporate income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 0.28%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Association’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 12-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Association’s restricted stock plan (“RSP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Association’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.84 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

6.	The fair value of stock options has been estimated at $3.77 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 2.53%; and a volatility rate of 22.83% based on an index of publicly traded thrift institutions.

7.	Total offering expenses are estimated at $800,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Fraternity Federal Savings and Loan Association

Historical Financial Data as of September 30, 2010

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	1,020,000	1,200,000	1,380,000	1,587,000
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$10,200	$12,000	$13,800	$15,870
Less: estimated offering expenses	(800)	(800)	(800)	(800)

Net offering proceeds	9,400	11,200	13,000	15,070
Less: ESOP purchase	(816)	(960)	(1,104)	(1,270)
Less: RRP purchase	(408)	(480)	(552)	(635)

Net investable proceeds	$8,176	$9,760	$11,344	$13,165
Net Income:
Historical LTM ended 9/30/10	($495)	($495)	($495)	($495)
Pro forma income on net proceeds	23	27	32	37
Pro forma ESOP adjustment	(45)	(53)	(61)	(70)
Pro forma RRP adjustment	(54)	(63)	(73)	(84)
Pro forma option adjustment	(70)	(83)	(95)	(109)

Pro forma net income	($641)	($667)	($692)	($721)

Pro forma earnings per share	($0.68)	($0.60)	($0.54)	($0.49)
Core Earnings:
Historical LTM ended 9/30/10	($695)	($695)	($695)	($695)
Pro forma income on net proceeds	23	27	32	37
Pro forma ESOP adjustment	(45)	(53)	(61)	(70)
Pro forma RRP adjustment	(54)	(63)	(73)	(84)
Pro forma option adjustment	(70)	(83)	(95)	(109)

Pro forma core earnings	($841)	($867)	($892)	($921)

Pro forma core earnings per share	($0.89)	($0.78)	($0.70)	($0.63)
Total Equity	$16,446	$16,446	$16,446	$16,446
Net offering proceeds	9,400	11,200	13,000	15,070
Less: ESOP purchase	(816)	(960)	(1,104)	(1,270)
Less: RRP purchase	(408)	(480)	(552)	(635)

Pro forma total equity	$24,622	$26,206	$27,790	$29,611

Pro forma book value	$24.14	$21.84	$20.14	$18.66
Tangible Equity	$16,446	$16,446	$16,446	$16,446
Net offering proceeds	9,400	11,200	13,000	15,070
Less: ESOP purchase	(816)	(960)	(1,104)	(1,270)
Less: RRP purchase	(408)	(480)	(552)	(635)

Pro forma tangible equity	$24,622	$26,206	$27,790	$29,611

Pro forma tangible book value	$24.14	$21.84	$20.14	$18.66
Total Assets	$166,466	$166,466	$166,466	$166,466
Net offering proceeds	9,400	11,200	13,000	15,070
Less: ESOP purchase	(816)	(960)	(1,104)	(1,270)
Less: RRP purchase	(408)	(480)	(552)	(635)

Pro forma total assets	$174,642	$176,226	$177,810	$179,631
Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM	NM
Price / Core EPS	NM	NM	NM	NM
Price / Book Value	41.4%	45.8%	49.7%	53.6%
Price / Tangible Book Value	41.4%	45.8%	49.7%	53.6%
Price / Total Assets	5.84%	6.81%	7.76%	8.83%
Total Equity / Assets	14.10%	14.87%	15.63%	16.48%
Tangible Equity / Assets	14.10%	14.87%	15.63%	16.48%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Fraternity Federal Savings and Loan Association

Historical Financial Data as of September 30, 2010

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$-495,000
Core earnings — LTM	Y	-695,000
Net worth	B	16,446,000
Tangible net worth	B	16,446,000
Total assets	A	166,466,000
Expenses in conversion	X	800,000
Other proceeds not reinvested	O	1,656,000
ESOP purchase	E	1,104,000
ESOP expense (pre-tax)	F	92,424
RSP purchase	M	552,000
RSP expense (pre-tax)	N	110,606
Stock option expense (pre-tax)	Q	104,052
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	0.28%
Tax rate	T	34.00%
Shares for EPS	S	92.67%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	NM
Price / Core EPS	P/E	NM
Price / Book Value	P/B	49.65%
Price / Tangible Book	P/TB	49.65%
Price / Assets	P/A	7.76%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$13,800,000	[LTM earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$13,800,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$13,800,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$13,800,000	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$13,800,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$12,000,000	x	0.85	=	$10,200,000
Midpoint =	$12,000,000	x	1.00	=	$12,000,000
Maximum =	$12,000,000	x	1.15	=	$13,800,000
Adj. Max. =	$13,800,000	x	1.15	=	$15,870,000

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation Range

Computed from Market Price Data as of December 3, 2010

Valuation Ratio	Symbol		Fraternity Federal S&LA	Comparative Group

				Average	Median
Price / Book Value	P/B			57.4	56.6
Minimum	(	%)	41.4	-27.9%	-26.9%
Midpoint			45.8	-20.2%	-19.1%
Maximum			49.7	-13.4%	-12.2%
Adj. Maximum			53.6	-6.6%	-5.3%
Price / Tangible Book	P/TB			58.0	56.6
Minimum	(	%)	41.4	-28.6%	-26.9%
Midpoint			45.8	-21.0%	-19.1%
Maximum			49.7	-14.3%	-12.2%
Adj. Maximum			53.6	-7.6%	-5.3%
Price / LTM EPS	P/E			51.9	57.8
Minimum	(x	)	NM	NA	NA
Midpoint			NM	NA	NA
Maximum			NM	NA	NA
Adj. Maximum			NM	NA	NA
Price / Core EPS	P/E			40.1	44.4
Minimum	(x	)	NM	NA	NA
Midpoint			NM	NA	NA
Maximum			NM	NA	NA
Adj. Maximum			NM	NA	NA
Price / Total Assets	P/A			6.82	5.52
Minimum	(	%)	5.84	-14.3%	5.8%
Midpoint			6.81	-0.1%	23.4%
Maximum			7.76	13.8%	40.6%
Adj. Maximum			8.83	29.6%	60.1%

IV-4